Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 13, 2011

BY AND AMONG

KIRBY CORPORATION,

KSP MERGER SUB, LLC,

KSP HOLDING SUB, LLC,

KSP LP SUB, LLC,

K-SEA TRANSPORTATION PARTNERS L.P.,

K-SEA GENERAL PARTNER L.P.,

K-SEA IDR HOLDINGS LLC

AND

K-SEA GENERAL PARTNER GP LLC

i

Exhibits

Exhibit A	—	Form of Support Agreement

Exhibit B	—	Form of Fifth Amended and Restated Limited Partnership Agreement of the Company

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2011 (this “Agreement”), is by and among Kirby Corporation, a Nevada corporation (“Parent”), KSP Holding Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Holding Sub”), KSP LP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“LP Sub”), KSP Merger Sub, LLC, a Delaware limited liability company wholly owned by Holding Sub and LP Sub (“Merger Sub,” and together with Parent, Holding Sub and LP Sub, the “Parent Parties”), K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Company”), K-Sea General Partner L.P., a Delaware limited partnership that is the sole general partner of the Company (“Company General Partner”), K-Sea IDR Holdings LLC, a Delaware limited liability company (“IDR Holdings”), and K-Sea General Partner GP LLC, a Delaware limited liability company that is the sole general partner of Company General Partner (“Management General Partner,” and together with the Company and Company General Partner, the “Company Parties”).  Unless the context clearly indicates otherwise, capitalized terms used in this Agreement are defined in Section 9.1.

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with, and as a condition to, the execution hereof, KA First Reserve, LLC, EW Transportation LLC, EW Holding Corp. and EW Transportation Corp. (the “Covenanting Unitholders”) are each executing a support agreement with the Parent Parties, dated as of the date hereof, substantially in the form of Exhibit A hereto (collectively, the “Support Agreements”), pursuant to which, among other things, the Covenanting Unitholders have agreed to vote the Common Units and Preferred Units of which they are the record or beneficial owner in favor of the approval of this Agreement and the Merger; and

WHEREAS, the board of directors of Management General Partner (the “Company Board”), acting upon the unanimous recommendation of its Conflicts Committee, has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Limited Partners, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement and the Merger by the Limited Partners (the “Company Board Recommendation”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1                                      The Merger.  Subject to the terms and conditions hereof and the provisions of the LLC Act and the DRULPA, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the provisions of this Agreement and the separate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving entity in the Merger

(sometimes referred to as the “Surviving Company”) and shall continue to be governed by the laws of the State of Delaware, and the separate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

Section 1.2                                      Effective Time of the Merger.  The Merger shall become effective at the time of filing (the “Effective Time”) of a properly executed certificate of merger, in accordance with the DRULPA and the LLC Act, as applicable, duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made on the Closing Date.

Section 1.3                                      Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Company Partnership Agreement, and the applicable provisions of the DRULPA and the LLC Act.

Section 1.4                                      Closing.  Upon the terms and subject to the conditions set forth in Article 7 and the termination rights set forth in Article 8, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010, at 10:00 a.m., local time, on a date to be specified by the parties, and in any event not later than the third (3rd) Business Day following the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the “Closing Date”).

Section 1.5                                      Partnership Agreement.  At the Effective Time, the Limited Partnership Agreement of the Surviving Company shall be amended to be in the form attached hereto as Exhibit B (the “Surviving Company Partnership Agreement”) until thereafter changed or amended as provided therein or under applicable Law.

ARTICLE 2

CONVERSION OF EQUITY INTERESTS; ELECTION PROCEDURES

Section 2.1                                      Effect of the Merger on Equity Interests in the Company.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any equity interests of the Company or Merger Sub:

(a)                                  Conversion of Common Units.  Subject to Section 2.1(e), each Common Unit issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive the following consideration (the “Common Unit Consideration”):

(i)                                     each Common Unit (including each Phantom Unit) with respect to which an election to receive all cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.2 and each Non-Electing Common Unit shall be converted into the right to receive $8.15 in cash without interest; and

(ii)                                  each Common Unit (including each Phantom Unit) with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked pursuant to Section 2.2 shall be converted into the right to receive (A) $4.075 per Common Unit in cash without interest, and (B) a fraction of a validly issued, fully paid and nonassessable Parent Share equal to the quotient determined by dividing $4.075 by the Parent Share Value and rounding to the nearest ten-thousandth of a share.

Each Common Unit converted into the right to receive the Common Unit Consideration pursuant to this Section 2.1(a) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Common Unit immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall thereafter cease to be a limited partner of the Company or have any rights with respect to such Common Units, except the right to receive the Common Unit Consideration.

(b)                                 Conversion of Preferred Units.  Subject to Section 2.1(e), each Preferred Unit issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive the following consideration (the “Preferred Unit Consideration”) (i) $4.075 per Preferred Unit in cash without interest, and (ii) a fraction of a validly issued, fully paid and nonassessable Parent Share equal to the quotient determined by dividing $4.075 by the Parent Share Value and rounding to the nearest ten-thousandth of a share.  Each Preferred Unit converted into the right to receive the Preferred Unit Consideration pursuant to this Section 2.1(b) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Preferred Unit immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall thereafter cease to be a limited partner of the Company or have any rights with respect to such Preferred Units, except the right to receive the Preferred Unit Consideration.

(c)                                  General Partner Units; Incentive Distribution Rights.  Subject to Section 2.1(e), each General Partner Unit issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive $8.15 in cash without interest per General Partner Unit (the “GP Unit Consideration”).  The Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive consideration of $18,000,000 in cash without interest (the “GP IDR Consideration,” and, together with the GP Unit Consideration, the “GP Consideration”).  The General Partner Units and Incentive Distribution Rights converted into the right to receive the GP Consideration pursuant to this Section 2.1(c) shall cease to be outstanding and shall be canceled and retired and shall cease to exist.  Immediately following the admission of Holding Sub as the general partner of the Company pursuant to Section 2.1(d), Company General Partner shall cease to be a general partner of the Company, IDR Holdings shall cease to be a limited partner of the Company and neither Company General Partner nor IDR Holdings will have any rights with respect to the General Partner Units or the Incentive Distribution Rights (whether such interests are certificated or non-certificated and represented in book-entry form), except the right to receive the GP Consideration and the obligations set forth in Section 6.11.

(d)                                 Conversion of Merger Sub Limited Liability Company Interests; Admission of General Partner and Limited Partner.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent or any of its Subsidiaries (i) Holding Sub’s limited liability company interest in Merger Sub shall be converted into and become a 1% general partner interest in the Surviving Company and Holding Sub shall be admitted to the Surviving Company as the sole general partner, (ii) LP Sub’s limited liability company interest in Merger Sub shall be converted into and become a 99% limited partner interest in the Surviving Company, and LP Sub shall be admitted to the Surviving Company as the sole limited partner, and (iii) the Company shall continue without dissolution.  Immediately after the Effective Time, such general partner interest and limited partner interest referred to in the preceding sentence will constitute the only outstanding partnership interests in the Surviving Company.  At the Effective Time, Holding Sub and LP Sub shall be automatically bound by the Surviving Company Partnership Agreement and the books and records of the Surviving Company shall be revised to reflect the admission of Holding Sub and LP Sub as the sole general partner and sole limited partner, respectively, of the Surviving Company and the withdrawal, immediately following such admissions, of (y) Company General Partner as general partner of the Company, and (z) all Limited Partners (other than LP Sub) as limited partners of the Company.

(e)                                  Adjustments.  If between the date of this Agreement and the Effective Time, the outstanding Units or capital stock of Parent, including securities convertible or exchangeable into or exercisable for Units or capital stock of Parent, shall be changed into a different number of units, shares or other securities by reason of any split (including reverse split), combination, merger, consolidation, reorganization, reclassification, recapitalization or other similar transaction, or any distribution payable in any equity interests in the Company or Parent shall be declared thereon with a record date within such period, the Merger Consideration, the exchange ratios and any other similarly dependent items described herein, as the case may be, shall be appropriately adjusted to provide the holders of interests of the Company converted into Merger Consideration pursuant to this Section 2.1 the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the applicable exchange ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence; provided, however, that nothing herein shall be construed to permit the Company Entities to take any action with respect to their securities that is expressly prohibited by Section 5.1.

Section 2.2                                      Election Procedures.

(a)                                  At the time of mailing of the Proxy Statement/Prospectus to holders of record of Common Units entitled to vote at the Unitholder Meeting (such date, the “Mailing Date”), an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing Common Units, or Book-Entry Common Units, shall pass, only upon proper delivery of such Certificates or Book-Entry Common Units, respectively, to the Exchange Agent, upon adherence to the procedures set forth in the letter of transmittal) in such form as Parent and the Company shall reasonably agree (the “Election Form”) shall be mailed to each holder of record of Common Units as of the record date for the Unitholder Meeting.

(b)                                 Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder’s Common Units with respect to which such holder makes a Cash Election, and (ii) the number of such holder’s Common Units with respect to which such holder elects to make a Mixed Election.  Any Common Units with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the Business Day that is three (3) Business Days prior to the Closing Date (which date shall be publicly announced by Parent as soon as reasonably practicable) (or such other time and date as the Company and Parent shall agree in writing) (the “Election Deadline”) shall be deemed to be “Non-Electing Common Units.”  If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline, if any.

(c)                                  Parent shall make Election Forms available as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Common Units between the record date for the Unitholder Meeting and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Exchange Agent.

(d)                                 Any election made pursuant to this Section 2.2 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline.  An Election Form shall be deemed properly completed only (i) if accompanied by one or more Certificates representing Common Units duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act), and/or (ii) upon receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of Book-Entry Common Units to the Exchange Agent as the Exchange Agent may reasonably request, collectively representing all Common Units covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline.  In the event an Election Form is revoked prior to the Election Deadline, the Common Units represented by such Election Form shall become Non-Electing Common Units and Parent shall cause the Certificates representing such Common Units to be promptly returned without charge to the Person submitting the Election Form upon such revocation or written request to that effect from the holder who submitted the Election Form; provided, however, that a subsequent election may be made with respect to any or all of such Common Units pursuant to this Section 2.2.  In addition, all Cash Elections and Mixed Elections shall automatically be revoked and all Certificates representing Common Units shall be promptly returned without charge if this Agreement is terminated in accordance with Article 8 of this Agreement.

(e)                                  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent, in consultation with both Parent and the Company, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3                                      No Fractional Shares.  No certificates or scrip representing fractional Parent Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Interests, no dividends or other distributions of Parent shall relate to such fractional share interests, including any fractional share interests resulting pursuant to Section 2.1(a), (b) or (c), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article 2) or Book-Entry Interest an amount in cash equal to the product obtained by multiplying (y) the fractional share interest to which such holder would otherwise be entitled (after taking into account all Company Equity Interests formerly represented by Certificates or Book-Entry Interests), by (z) the Parent Share Value.

Section 2.4                                      Exchange of Certificates and Book Entry Interests.

(a)                                  Prior to the Mailing Date, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Interests for the Merger Consideration.

Parent shall pay all costs, fees, and expenses incurred in connection with the retention and engagement of the Exchange Agent.  In connection with the foregoing, Parent and Merger Sub shall enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.4 and by Section 2.2 and Section 2.3.

(b)                                 As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each record holder, as of the Effective Time, of Certificates or Book-Entry Interests representing Company Equity Interests (other than any holder which has previously and properly surrendered all of its Certificate(s) or Book-Entry Interests to the Exchange Agent in accordance with Section 2.2), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Interests, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Interests, the surrender of such interests in exchange for the Merger Consideration.

(c)                                  Immediately prior to the Effective Time, Parent shall (1) issue and deposit or cause to be deposited with the Exchange Agent to be held in trust for the holders of Company Equity Interests, evidence of shares in book-entry form, representing Parent Shares issuable pursuant to Section 2.1 in exchange for (x) outstanding Common Units for which a Mixed Election (to the extent such consideration is payable in Parent Shares) has been made, (y) outstanding Preferred Units (to the extent such consideration is payable in Parent Shares), and (z) outstanding General Partner Units (to the extent such consideration is payable in Parent Shares) and an amount of cash representing the aggregate cash consideration payable pursuant to Section 2.1, and (2) deposit with the Exchange Agent, from time to time as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.3, and to make any dividends or other distributions pursuant to Section 2.4(g), in each case, to be paid in respect of the Certificates and the Book-Entry Interests by holders thereof who have properly delivered to the Exchange Agent their Common Units, Preferred Units, General Partner Units, or Incentive Distribution Rights.  Any cash and Parent Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”  The Exchange Agent shall, subject to the terms of the exchange agent and nominee agreement entered into with Parent, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1, Section 2.2, and Section 2.3 out of the Exchange Fund.  Until used for that purpose, the cash portion of the Exchange Fund shall be invested by the Exchange Agent in short-term obligations of or guaranteed by the United States of America or short-term obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, short-term certificates of deposit or banker’s acceptances of, or repurchase or reverse repurchase agreements with commercial banks which have capital surplus and undivided profits aggregating more than $10 billion (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise); provided, however, that no such investment or losses thereon shall affect the Merger Consideration payable to former holders of Company Equity Interests entitled to receive such consideration or cash in lieu of fractional interests, and Parent shall promptly provide, or shall cause the Surviving Company to promptly provide, additional cash funds to the Exchange Agent for the benefit of the former holders of Company Equity Interests in the amount of any such losses.  The Exchange Fund shall not be used for any purpose other than the foregoing.

(d)                                 Each holder of Company Equity Interests that have been converted into a right to receive the Merger Consideration, upon completion of the calculations required by Section 2.1 and surrender of a Certificate or Book-Entry Interests to the Exchange Agent together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (A) one or more Parent Shares which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Company Equity Interests then held by such holder) and/or (B) a check in the amount equal to any cash that such holder has the right to receive pursuant to this Article 2, consisting of the cash consideration pursuant to Section 2.1, cash in lieu of any fractional shares pursuant to Section 2.3, and any dividends and other distributions pursuant to Section 2.4(g), in each case, less any required withholding Taxes.  The Merger Consideration shall be paid as promptly as reasonably practicable after receipt by the Exchange Agent of the Certificate or Book-Entry Interests and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares in accordance with Article 2 hereof or on any unpaid dividends and distributions payable to holders of Certificates or Book-Entry Interests.  Until so surrendered, each such Certificate and Book-Entry Interest shall, from and after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to Company Equity Interests converted in the Merger.

(e)                                  If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Interest is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Interest or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Interest is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Interest shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Interest or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)                                    Subject to Section 2.1(d), at the Effective Time, the equity transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Equity Interests thereafter.  If, after the Effective Time, any Certificates or Book-Entry Interests representing such Company Equity Interests are presented for transfer to the Exchange Agent, each such interest shall be cancelled and exchanged for the Merger Consideration provided for in this Article 2 in accordance with the terms hereof.  In the event of a transfer of ownership of any Company Equity Interests prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such Company Equity Interests shall be paid to the transferee of such interest if the Certificate or Book-Entry Interest that previously represented such Company Equity Interest is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer Taxes have been paid.  From and after the Effective Time, the holders of Certificates and Book-Entry Interests representing Company Equity Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Equity Interests except as otherwise provided in this Agreement or by applicable Law.

(g)                                 No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Interests until such Certificates or Book-Entry Interests are surrendered as provided in this Article 2.  Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.5                                      Termination of Fund.  Any portion of the Exchange Fund that remains unclaimed by holders of Company Equity Interests for twelve (12) months after the Effective Time shall be paid to the Surviving Company or, if so directed by the Surviving Company, to Parent.  Any holders of Company Equity Interests who have not theretofore complied with this Article 2 shall thereafter look only to Parent and the Surviving Company for payment of the Merger Consideration deliverable in respect of each Company Equity Interest formerly held by such holder as determined pursuant to this Agreement without any interest thereon, and Parent and the Surviving Company shall be responsible with respect to such payment.  Notwithstanding the foregoing, none of the Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Equity Interests for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any portion of the Exchange Fund that remains unclaimed by holders of Company Equity Interests prior to the date on which such portion of the Exchange Fund would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law and immediately prior to such date, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

Section 2.6                                      Lost, Stolen or Destroyed Certificate.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration such holder has a right to receive pursuant to this Article 2.

Section 2.7                                      Withholding.  Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement (including pursuant to Section 2.3) such amounts as Parent, the Surviving Company and the Exchange Agent are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of applicable Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of Company Equity Interests and such other Persons, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Company and the Exchange Agent.

Section 2.8                                      Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company or the Surviving Company’s general partner shall be authorized to execute and deliver, in the name and on behalf of the Surviving Company (or in the name and on behalf of the Surviving Company’s general partner, on behalf of the Surviving Company, as the case may be), any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Company (or in the name and on behalf of the Surviving Company’s general partner, on behalf of the Surviving Company, as the case may be), any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as disclosed in the Company SEC Documents or in the disclosure letter, dated as of the date of this Agreement and delivered to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company Parties, jointly and severally, represent and warrant to the Parent Parties as follows:

Section 3.1                                      Corporate Organization and Qualification, Subsidiaries.

(a)                                  Each of the Company Entities has been duly organized or formed and is validly existing and in active status under the Laws of its jurisdiction of organization or formation.  Each of the Company Entities has the requisite limited partnership, limited liability company or corporate (as applicable) power and authority to own, lease or otherwise hold, use and operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate, except where the failure to have such power and authority or to be so licensed and qualified would not result in a Company Material Adverse Effect.

(b)                                 Section 3.1(b) of the Company Disclosure Letter sets forth a complete and correct list of each of the Company Entities, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of organization or formation of such Person, (iii) the name of each Company Entity that owns beneficially or of record any equity or similar interest in such Person, (iv) the percentage interest owned by such Company Entity in such Person, and (v) the classification of each Company Entity for U.S. federal income tax purposes.  None of the Company Entities is subject to any obligation to make any investment in or capital contribution to any Person.

Section 3.2                                      Organizational and Governing Documents.  Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of the organizational and governing documents for all Company Entities (the “Company Entity Charter Documents”).  The Company Entity Charter Documents are in full force and effect.  No Company Entity is in violation of any provision of its Company Entity Charter Documents, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any Company Entity Charter Document.  The minute books of the Company Parties, and each other Company Entity, copies of which have been made available to Parent prior to the date of this Agreement, contain true, complete and correct records of all meetings and other entity actions held or taken since

January 1, 2008 of their respective partners, members, boards of directors (or equivalent governing bodies) and each committee of their boards of directors (or equivalent governing bodies).

Section 3.3                                      Capitalization.

(a)                                  Management General Partner is the sole general partner of Company General Partner.  Management General Partner is the sole beneficial owner and record owner of 100% of the general partner interest in Company General Partner (the “Company General Partner GP Interests”), and such general partner interest has been duly authorized and validly issued in accordance with applicable Laws and the Company General Partner Partnership Agreement.  Management General Partner owns the Company General Partner GP Interests free and clear of any Liens other than those arising pursuant to the Company Entity Charter Documents and other than immaterial Liens.

(b)                                 Company General Partner is the sole general partner of the Company.  Company General Partner is the sole beneficial owner and record owner of 100% of the General Partner Interest and the Incentive Distribution Rights, and the General Partner Interest and Incentive Distribution Rights have each been duly authorized and validly issued in accordance with applicable Laws and the Company Partnership Agreement.  Company General Partner owns the General Partner Interest free and clear of any Liens other than those arising pursuant to the Company Partnership Agreement and other than immaterial Liens.

(c)                                  The Company has no limited partner interests or other partnership or equity interests issued and outstanding other than (i) 19,160,394 Common Units, 99,683 of which are owned beneficially and of record by Company General Partner, (ii) 202,447 General Partner Units, all of which are owned beneficially and of record by the Company General Partner, (iii) 19,178,120 Preferred Units, all of which are owned beneficially and of record by KA First Reserve, LLC, (iv) the Incentive Distribution Rights, all of which are owned beneficially and of record by IDR Holdings, and (v) other equity-based awards in the form of 389,471 aggregate Phantom Units issued under the Company LTIP.  Except as set forth in the preceding sentence, there are no outstanding (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Company General Partner, the Company or any Company Subsidiary to issue, transfer or sell any partnership interest or other equity interest in the Company, Company General Partner or any Company Subsidiary or securities convertible into or exchangeable for such partnership interests or equity interests or (y) contractual obligations of Company General Partner, the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Company, Company General Partner or any Company Subsidiary or any such securities or agreements listed in clause (x) of this sentence.  The Company does not have any Voting Debt.  There are no obligations of any Company Entity to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Entity or any other Person, or pursuant to which any Company Entity is or could be required to register Company Equity Interests or other securities under the Securities Act.  No Company Entity owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than another Company Entity) or any direct or indirect equity or ownership interest in any other business.  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which any Company Entity is a party or by which any of them is bound with respect to the holding, voting or disposition of any Company Equity Interests or any equity interests of the Company Subsidiaries, other than the Company Entity Charter Documents.

(d)                                 Each of the Common Units and the Preferred Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable laws and the Company Partnership Agreement, and are fully paid (to the extent required under the Company Partnership Agreement) and non-assessable (except for the general partner interest and except as such non-assessability may be affected by Sections 17-607 and 17-804 of the DRULPA or similar provisions of Law).  No Company Equity Interests were issued in violation of pre-emptive or similar rights (whether statutory or otherwise) or any other agreement or understanding.  All of the outstanding equity interests of the Company Subsidiaries have been duly authorized and are validly issued, fully paid (except to the extent required under a Company Entity Charter Document) and non-assessable (except for any general partner interest and except as such non-assessability may be affected by Sections 17-607 and 17-804 of the DRULPA or similar provisions of Law) and free of pre-emptive rights (whether statutory or otherwise) and were not issued in violation of pre-emptive or similar rights (whether statutory or otherwise); and all such units, shares and other equity interests are owned, directly or indirectly, by the Company, free and clear of all Liens other than those arising pursuant to the Company Entity Charter Documents, and other than immaterial Liens.

Section 3.4                                      Authorization of Agreement; No Violation; Special Approval.

(a)                                  Each of the Company Parties has, as applicable, all requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement and, subject to the Company Unitholder Approvals, to consummate the transactions contemplated by this Agreement.  The execution and delivery by the Company Parties of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly, validly and unanimously approved by the Company Board and by Company General Partner, as the general partner of the Company.  Company General Partner has approved the Merger and this Agreement for all purposes under Article XIV of the Company Partnership Agreement (the “General Partner Approval”) and has, acting through the Company Board, directed that this Agreement be submitted, in accordance with the Company Partnership Agreement and applicable Law, to (x) the Common Unitholders for approval at the Unitholder Meeting (the “Common Unitholder Approval”), and (y) the Preferred Unitholders for approval at the Unitholder Meeting (the “Preferred Unitholder Approval,” and together with the Common Unitholder Approval, the “Company Unitholder Approvals”).  Except for approvals that have been previously obtained and the Company Unitholder Approvals, no other votes or approvals on the part of the Company Entities are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company Parties and, assuming due authorization, execution and delivery hereof by the Parent Parties, constitutes a valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(b)                                 Except as would not be reasonably expected to have a Company Material Adverse Effect, none of (i) the execution, delivery or performance of this Agreement, (ii) the compliance by the Company Entities with the provisions of this Agreement, or (iii) the consummation of the Merger and the other transactions contemplated by this Agreement, will, directly or indirectly, with or without notice or lapse of time, (A) contravene, conflict with or result in any violation or breach of any provision of the Company Entity Charter Documents

(subject to receiving the Company Unitholder Approvals), or (B) assuming that the consents and approvals referred to in Section 3.5 are duly obtained, (1) give any Governmental Entity or other Person the right to challenge the Merger or any of the transactions contemplated by this Agreement, (2) violate any Law applicable to the Company Entities or any of their respective properties or assets, or (3) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the modification, cancellation, acceleration or termination of or a right of modification, cancellation, acceleration or termination under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties, rights or assets of any Company Entity under, any of the terms, conditions or provisions of any Contract to which any Company Entity is a party, or by which any of the Company Entities or any of their respective properties or assets is bound.

(c)                                  At a meeting duly called and held, the Company Board determined, by unanimous vote, that this Agreement, the Merger and the other transactions contemplated hereby are fair and reasonable to the Company and the Limited Partners and approved this Agreement, the Merger and the other transactions contemplated hereby.

(d)                                 At a meeting duly called and held, the Conflicts Committee determined, by unanimous vote, that this Agreement and the Merger are fair and reasonable to the Company and the Limited Partners and approved this Agreement and the Merger, and such approval constituted a Special Approval.

Section 3.5                                      Consents and Approvals.  Except for (i) any notices or filings required by the HSR Act or other Antitrust Law and the termination or expiration of the waiting period under the HSR Act or other Antitrust Law, (ii) the filing of any other required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications and notices (the “Other Approvals”), (iii) the filing with the SEC of (A) a proxy statement/prospectus related to the transactions contemplated by this Agreement and the matters to be submitted to the Unitholders at the Unitholder Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”), and (B) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DRULPA and the LLC Act, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Shares pursuant to this Agreement, (vii) the filings, clearances, consents, notices and approvals set forth in Section 3.5 of the Company Disclosure Letter and (viii) such filings, clearances, consents, notices and approvals as would not reasonably be expected to have a Company Material Adverse Effect (the consents referred to in clauses (i) through (viii), the “Company Consents”), no consents or approvals of or filings or registrations with any Governmental Entity or any Third Party are necessary in connection with the execution and delivery by the Company Entities of this Agreement or the consummation by the Company Entities of the transactions contemplated by this Agreement.

Section 3.6                                      Regulatory Matters; Reports.

(a)                                  The Company Entities have each timely filed (i) all reports, schedules, forms, registrations, statements and certifications, together with any amendments required or requested to be made with respect thereto, that they were required to file since January 1, 2008 with (A) the SEC, (B) the NYSE, and (C) each other applicable Governmental Entity.  Except as set forth in Section 3.6(a) of the Company Disclosure Letter, to the Knowledge of the Company, no

Governmental Entity has initiated since January 1, 2008 or has pending any Proceeding with respect to the business, disclosures or operations of any Company Entity.  Except as set forth in Section 3.6(a) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2008, no Governmental Entity has resolved any Proceeding into the business, disclosures or operations of any Company Entity.  Except as set forth in Section 3.6(a) of the Company Disclosure Letter, Since January 1, 2008, to the Knowledge of the Company, there is no unresolved or threatened, comment, exception or stop order by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of any Company Entity.  Since January 1, 2008, there have been no civil investigative demands or other formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of any Company Entity.

(b)                                 No Company Entity is subject to any cease-and-desist or other Order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been ordered to pay any civil money penalty or other amount by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its ability to pay dividends or make distributions, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to companies engaged in the business of transporting products by barge (each item in this sentence, a “Company Regulatory Agreement”), nor has any Company Entity been advised since January 1, 2008 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(c)                                  Prior to the date of this Agreement, the Company has furnished or made available to Parent (including via EDGAR) an accurate, complete and correct copy of each (i) registration statement, prospectus, schedule, proxy statement, form, document and report filed with or furnished to the SEC by the Company since January 1, 2008 (together with the exhibits and other information incorporated therein, as amended prior to the date of this Agreement since the respective dates of filing, the “Company SEC Documents”), and (ii) communication mailed or otherwise delivered by the Company to the Unitholders since January 1, 2008.  No such Company SEC Document or communication, at the time filed or communicated (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Company SEC Document.  As of their respective dates, all Company SEC Documents complied as to form in all material respects with the Regulations of the SEC with respect thereto.  No executive officer of Management General Partner signing on behalf of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX.

(d)                                 The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 relating to the Company SEC Documents, together with all written responses of the Company thereto.  There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC.  Except as set forth in Section 3.6(d) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

Section 3.7                                      Financial Statements.

(a)                                  Each of the financial statements of the Company and the Company Subsidiaries included (or incorporated by reference) in the Company SEC Documents (including the related notes, where applicable) (i)  fairly presents in all material respects the consolidated results of operations, cash flows, statements of partners’ capital and consolidated financial position of the entities purported to be shown thereby for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published Regulations of the SEC with respect thereto, and (iii) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)                                 The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company and Company General Partner by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  These disclosures were made in writing by management to the Company’s auditors and to the audit committee of the Company Board, a copy of which has previously been made available to Parent.  There is no reason to believe that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the Regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(c)                                  Except as set forth in Section 3.7(c) of the Company Disclosure Letter, since January 1, 2008, neither the principal executive officer nor the principal financial officer of Management General Partner has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(d)                                 Management General Partner has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions.  The Company has promptly disclosed any change in or waiver of its code of ethics with respect to any such persons, as required by Section 406(b) of SOX.  To the Knowledge of the Company, there have been no violations of provisions of such codes of ethics by any such persons since January 1, 2008.

(e)                                  Since January 1, 2008, (i) none of the Company Entities nor, to the Knowledge of the Company, any Representative of any Company Entity, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Company Entity has engaged in questionable accounting or auditing practices, and (ii) no attorney representing a Company Entity, whether or not employed by a Company Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by any Company Entity or any Company Entity’s officers, directors, employees or agents to the Company Board or any committee thereof or to any officer of any Company Entity.

Section 3.8                                      Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (a) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended December 31, 2010 (the “Company Balance Sheet Date”) (including any notes thereto) (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2010, (c) liabilities, obligations or contingencies which are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of the Company and the Company Subsidiaries, and (d) liabilities, obligations or contingencies that (i) would not, individually or in the aggregate, have a Company Material Adverse Effect or (ii) have been discharged or paid in full prior to the date of this Agreement.  None of the Company Entities is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)).

Section 3.9                                      Absence of Certain Changes or Events.  Except as set forth in Section 3.9 of the Company Disclosure Letter, from June 30, 2010 to the date of this Agreement, each Company Entity has conducted its business in the ordinary course consistent with past practice, and during such period, there has not occurred:

(a)                                  a Company Material Adverse Effect;

(b)                                 any action or event of the type described in Section 5.1(b);

(c)                                  any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any Company Entity (whether or not covered by insurance);

(d)                                 (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any Units or other Company Equity Interest other than 761,914 Preferred Units issued as “pay-in-kind” dividends on such Preferred Units, or (ii) any repurchase, redemption or other acquisition by any Company Entity of any Units or other Company Equity Interest;

(e)                                  any sale, issuance or grant, or authorization of the issuance of, (i) any Company Unit or other Company Equity Interest other than the Preferred Units and 761,914 Preferred Units issued as “pay-in-kind” dividends on such Preferred Units, (ii) any option, warrant or right to acquire any Company Equity Interest or any other security of any Company Subsidiary, or (iii) any instrument convertible into or exchangeable for any Company Equity Interests or other security of a Company Entity;

(f)                                    (i) any amendment to any Company Entity Charter Document (other than the amendment of the Company Partnership Agreement on September 10, 2010 in connection with the initial issuance of the Preferred Units), or (ii) any merger, consolidation, security exchange, business combination, recapitalization, reclassification of equity securities, split or reverse split of equity securities or similar transaction involving a Company Entity;

(g)                                 any receipt by any Company Entity of any Acquisition Proposal (other than the issuance of the Preferred Units and the transactions and proposals in connection therewith);

(h)                                 any creation of any Subsidiary of any Company Entity or acquisition by any Company Entity of any equity interest or other interest in any other Person;

(i)                                     any capital expenditure (other than drydocking capital expenditures) by any Company Entity which, when aggregated with all other capital expenditures made on behalf of the Company Entities since the Company Balance Sheet Date, exceeds $3.0 million individually or $6.0 million in the aggregate;

(j)                                     any (i) acquisition, lease or license by any Company Entity of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any Company Entity of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by any Company Entity of any material right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(k)                                  any material write-off as uncollectible, or establishment of any material extraordinary reserve with respect to, any account receivable or other indebtedness of any Company Entity;

(l)                                     any pledge of any assets of or sufferance of any of the assets of any Company Entity to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(m)                               any (i) loan by any Company Entity to any Person, or (ii) incurrence or guarantee by any Company Entity of any indebtedness for borrowed money;

(n)                                 any (i) adoption, establishment, entry into or amendment by any Company Entity of any Benefit Plan, or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Company Entity other than annual salary increases in the ordinary course of business consistent with past practices;

(o)                                 any change of the methods of accounting or accounting practices of any Company Entity in any material respect;

(p)                                 any material change in the Tax methods, principles or elections of any Company Entity;

(q)                                 any notice of audit or recoupment of amounts previously reimbursed by any Governmental Entity or Third Party payor;

(r)                                    any adjustment in excess of $1 million to balances reflected in the Company’s consolidated financial statements that do not pertain to the period covered by such consolidated financial statements;

(s)                                  any amendment to any material Third Party payor Contract that would result in a decrease in an amount to be received by any Company Entity; or

(t)                                    any agreement or commitment to take any of the actions referred to in clauses (b) through (v) above.

Section 3.10                                Property.

(a)                                  The Company and the Company Subsidiaries, individually or together, own, lease or have the right to use all of their material properties and assets reflected in the Company’s Form 10-Q filed with the SEC for the quarter ended December 31, 2010 or otherwise used by them in connection with the conduct of their businesses, other than any properties or assets that have been sold or otherwise disposed of since the date of the Company Balance Sheet Date in the ordinary course of business consistent with past practice (all such material properties and assets are referred to as the “Assets”).  The Company and the Company Subsidiaries each have marketable title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets free and clear of Liens of any nature whatsoever, other than Permitted Encumbrances.

(b)                                 Section 3.10(b) of the Company Disclosure Letter identifies all real property and interests in real property owned in fee by the Company or any Company Subsidiary (the “Owned Real Property”).  The Company or a Company Subsidiary, as applicable, has good, valid and marketable title to the Owned Real Property, free and clear of any Lien, other than Permitted Encumbrances.  There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion of the Owned Real Property or interest therein.  To the Knowledge of the Company, the major structural elements of the improvements comprising the Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, elevators and parking elements, are sufficient in all material respects to allow the business of the Company and the Company Subsidiaries, as applicable, to be operated in the ordinary course of business consistent with past practice.

(c)                                  Section 3.10(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of the material real property which is leased, subleased or licensed to the Company or any Company Subsidiary (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”); the lease, sublease or license for such property (each a “Lease”) is valid, legally binding, enforceable and in full force and effect with respect to the Company or the Company Subsidiary, as applicable, and, to the Knowledge of the Company, the applicable counterparty thereto, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.  Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Lease (or has taken or failed to take any action which with notice or lapse of time, or both, would constitute a default thereunder).  Prior to the date hereof, the Company has provided to Parent true and complete copies of each Lease as in effect on the date of this Agreement.

(d)                                 The Real Property is in material compliance with all applicable zoning Laws and building codes, and the buildings and improvements located on the Real Property are sufficient in all material respects to allow the business of the Company and the Company Subsidiaries, as applicable, to be operated in the ordinary course of business, consistent with past practice.  There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to or otherwise affecting the Real Property, except as would not have a Company Material Adverse Effect.  The Company and the Company Subsidiaries are in material compliance with all applicable health and safety related Laws for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

(e)                                  There is no pending or, to the Knowledge of the Company, threatened condemnation of any part of the Real Property used or necessary for the conduct of the businesses of the Company or the Company Subsidiaries, as they are currently conducted, by any Governmental Entity or other Person, which condemnation would result in an Company Material Adverse Effect.

Section 3.11                                Contracts.

(a)                                  Except as set forth and described in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K) to be performed after the date of this Agreement, (ii) that contains a non-compete or non-solicit requirement or other provision that restricts in any material respect the conduct of, or the manner of conducting, any line of business by the Company or any Company Subsidiary (including any geographic limitations), or upon consummation of the Merger could restrict in any material respect the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any line of business (including any geographic limitations), (iii) that obligates the Company or any Company Subsidiary to conduct business on an exclusive or preferential basis with any Third Party or containing “most favored nation” rights or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any Third Party on an exclusive or preferential basis or pursuant to “most favored nation” rights, (iv) with a labor union or guild (including any collective bargaining agreement), (v) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any business of the Company or any Company Subsidiary, (vi) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing indebtedness in excess of $3.0 million, (vii) that, individually or together with related Contracts, provides for the acquisition, disposition, license, use, distribution or outsourcing, after the date of this Agreement, of assets, services, rights or properties with a value or requiring annual fees in excess of $3.0 million, (viii) that involves aggregate payments by or to the Company or the Company Subsidiaries in excess of $3.0 million in any twelve (12) month period or more than $6.0 million through the remaining term of the Contract, except for any Contract that may be cancelled without penalty by the Company or the Company Subsidiary, as applicable, upon notice of 60 days or less, (ix) containing provisions triggered by a change in control of any Company Entity, (x) in favor of directors, officers, members, managers or partners relating to employment or compensation or providing rights to indemnification, (xi) for or relating to the purchase, sale, or construction of any Vessel, including an option with respect to the purchase, sale, or construction of any Vessel, or (xii)  the loss or breach of which would reasonably be expected to have a Company Material Adverse Effect.  Each Contract of the type described in this Section 3.11(a) is referred to herein as a “Material Contract.”  True and complete copies of all Material Contracts in effect on the date hereof, including all amendments, supplements, schedules and exhibits thereto, have been provided to Parent prior to the date hereof.

(b)                                 (i) Except as would not have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the applicable Company Subsidiary, enforceable against it in accordance with its terms and is in full force and effect, except as such enforcement may be limited by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law, (ii) each of the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, each other party thereto has duly performed all obligations required to be performed by it under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or the applicable Company Subsidiary or, to the Knowledge of the Company, any other party thereto, under any such Material Contract.  There are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract, except as would not have a Company Material Adverse Effect.

Section 3.12                                Compliance with Applicable Law; Permits.

(a)                                  Except with respect to employee benefit matters, Tax matters and environmental matters, which are addressed exclusively in Section 3.14, Section 3.15 and Section 3.18, respectively, or as set forth in Section 3.12 of the Company Disclosure Letter, and except as would not have a Company Material Adverse Effect, the Company Entities have complied in all respects with all applicable Laws, and are not in default or violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets (including the Vessels) and properties.

(b)                                 Except as would not have a Company Material Adverse Effect, the Company Entities have obtained and hold all Permits that are necessary to own, lease or otherwise hold, use and operate their properties, rights and other assets (including the Vessels) and are necessary for the lawful conduct of their respective businesses, and have complied in all respects with, and are not in default or in violation in any respect of, any Laws or legal requirements applicable to the Company Entities.  Such Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  The consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Permit.

Section 3.13                                Legal Proceedings.  Except with respect to employee benefit matters, Tax matters and environmental matters, which are addressed exclusively in Section 3.14, Section 3.15 and Section 3.18, or as set forth in Section 3.13 of the Company Disclosure Letter, none of the Company Entities is a party to, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings of any nature against any Company Entity or to which any of their assets are subject, except as would not have a Company Material Adverse Effect.  There is no Order or settlement agreement imposed upon any Company Entity or the assets of any Company Entity (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries) that is material to the operations and business conducted by the Company and the Company Subsidiaries.

Section 3.14                                Employee Benefit Plans.

(a)                                  Section 3.14(a) of the Company Disclosure Letter lists all Benefit Plans maintained, sponsored or contributed to by the Company Entities and any ERISA Affiliates (the “Company Benefit Plans”).  With respect to each Company Benefit Plan, the Company Entities have made available to Parent true, correct and complete copies of (where applicable) (i) any and all plan documents (including trust agreements), summary plan descriptions, summaries of material modifications, amendments and resolutions related to such Company Benefit Plan, (ii) the three (3) most recent audited financial statements and actuarial valuation reports, if any, (iii) the three (3) most recent Internal Revenue Service (“IRS”) Form 5500 Annual Reports, if any, (iv) the most recent IRS determination letters or opinion letters, if any, and all material communications to or from the IRS or any other Governmental Entity and (v) any and all insurance Contracts and other Contracts related to such Company Benefit Plan. Each Company Benefit Plan may be amended or terminated in accordance with its terms.

(b)                                 There has been no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan, which could reasonably result in a material liability to any of the Company Entities.

(c)                                  Each Company Benefit Plan has been maintained and administered in material compliance with its terms and the provisions of applicable Laws.  Except as set forth in Section 3.14(c) of the Company Disclosure Letter, all equity compensation awards issued by any Company Entity have been made, accounted for, reported and disclosed in accordance with applicable Law, accounting rules and stock exchange requirements.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which could adversely affect such qualification.

(d)                                 No Company Benefit Plan is an “employee benefit pension plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and no Company Entity or any Company Entity’s ERISA Affiliate has ever incurred any liability under Title IV of ERISA (that remains unsatisfied), and no condition exists that presents a material risk to any Company Entity or any Company Entity’s ERISA Affiliate of incurring any liability under such Title.  No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and no Company Entity or any Company Entity’s ERISA Affiliate has an obligation to contribute, or incurred any liability in respect of a contribution, to any multiemployer plan or multiple employer welfare arrangement that remains unsatisfied.

(e)                                  There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), and no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Benefit Plan, or against the assets of any Company Benefit Plan, and no facts or circumstances exist that could reasonably be expected to give rise to any such claims or Proceedings.

(f)                                    Except as set forth in Section 3.14(f) of the Company Disclosure Letter, no Company Benefit Plan subject to Title I or ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(g)                                 Except as set forth in Section 3.14(g) of the Company Disclosure Letter, each compensation arrangement between any Company Entity and a service provider and each Company Benefit Plan that is subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such arrangement or Company Benefit Plan).  None of the transactions contemplated by this Agreement will constitute or result in a deferral of compensation in violation of Section 409A of the Code.

(h)                                 Except as set forth in Section 3.14(h) of the Company Disclosure Letter, the execution and delivery of this Agreement, the consummation of any transaction contemplated hereby or any termination of employment or service as a consequence thereof will not, individually or together with the occurrence of some other event (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company Entities, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person, (v) require any Company Entity to place in trust or otherwise set aside any amount in respect of severance pay or any other payment or benefit, or (vi) result in the forgiveness in whole or in part of any material outstanding loans made by the Company Entities to any Person.

(i)                                     Each Company Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state Law, Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, to the extent such requirements are applicable.  Except as set forth in Section 3.14(i) of the Company Disclosure Letter, no Company Benefit Plan obligates any Company Entity to provide benefits (whether or not insured) to any employee or former employee, consultant or other service provider of or to any Company Entity following such individual’s termination of employment or consultancy, other than COBRA Coverage or coverage mandated by state Law.  No Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

Section 3.15                                Taxes.

(a)                                  All material Tax Returns that were required to be filed by or with respect to the Company Entities prior to the date hereof have been duly and timely filed.  All material items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included.  All material Taxes owed by the Company Entities that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established in the financial statements of the Company.  All material Tax withholding and deposit requirements imposed on or with respect to the Company Entities have been satisfied in full in all respects.

(b)                                 There are no Liens on any of the assets of the Company Entities that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Encumbrances.

(c)                                  There is no action, suit, proceeding, investigation, audit or written claim now pending against, or with respect to, the Company Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to the Company Entities.

(d)                                 No written claim has been made by any Governmental Entity in a jurisdiction where a Company Entity does not currently file a Tax Return that such Company Entity is or may be subject to any material Tax in such jurisdiction, nor has such assertion been threatened or proposed in writing.

(e)                                  There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the Company Entities or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Company Entities.

(f)                                    None of the Company Entities is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by any of the Company Entities pursuant to any such agreement or arrangement or any Tax indemnification agreement.

(g)                                 None of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)                                 The Company is a “publicly traded partnership” for U.S. federal income tax purposes, and at least 90% of the gross income of the Company for each taxable year since its formation up to and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code.  With respect to each private letter ruling obtained from the IRS by the Company, such private letter ruling has not been revoked or modified, the facts and representations in the ruling request and other documents submitted to the IRS in connection with obtaining such private letter ruling were true and correct when given and have continued to be true and correct through the date hereof.  To the extent the Company has treated any of its gross income as “qualifying income” within the meaning of Section 7704(d)(1) by relying on any such private letter ruling, such gross income was derived by providing services substantially the same as those described in such private letter ruling and pursuant to contracts having substantially the same terms as those described in such private letter ruling.

(i)                                     None of the Company Entities has elected to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

Section 3.16                                Intellectual Property.

(a)                                  Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Intellectual Property registrations and applications owned by the Company and the Company Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or possess sufficient and legally enforceable licenses or other rights to use, any and all Intellectual Property necessary for the conduct of the business and operations of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens except for Permitted Encumbrances, and (ii) the Intellectual Property owned by the Company and the Company Subsidiaries is subsisting and unexpired, has not been abandoned or cancelled and is valid and enforceable.

(b)                                 To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe, conflict with or otherwise violate any Intellectual Property of any Person. None of the Company or any of the Company Subsidiaries has received written notice or has Knowledge of any such infringement, conflict or other violation except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, no Person is infringing or otherwise violating the Intellectual Property owned by the Company and the Company Subsidiaries.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken commercially reasonable steps to protect and maintain (i) their confidential information and trade secrets and (ii) their sole ownership of material proprietary Intellectual Property (including by entering into Intellectual Property assignment agreements with all persons who have created or contributed to material proprietary Intellectual Property).

Section 3.17                                Labor Matters.

(a)                                  There is not in existence, nor has there been within the five (5) years prior to the date hereof, any pending or, to the Knowledge of the Company, threatened:  (i) strike, slowdown, stoppage, picketing, interruption of work, lockout or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining, or (ii) labor-related organizational effort, election activity or request or demand for recognition or representation.

(b)                                 Except as set forth in Section 3.17(b) of the Company Disclosure Letter, (i) none of the Company Entities is, or since January 1, 2008 has been, a party to or bound by any collective bargaining agreement with any labor union or any other similar organization, and (ii) none of the employees are subject to or covered by any such collective bargaining agreement or are represented by any labor organization.  Prior to the date of this Agreement, the Company has delivered to Parent all collective bargaining and similar agreements.  Except as would not have a Company Material Adverse Effect or as set forth in Section 3.17(b) of the Company Disclosure Letter, the Company Entities are in compliance with (A) all Laws with respect to employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, longshoreman claims, and the collection and payment of withholding and/or payroll Taxes and similar Taxes, and (B) obligations of the Company Entities under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(c)                                  During the preceding two (2) years, (i) none of the Company Entities have effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with any of the Company Entities affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and (iii) none of the Company Entities have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

(d)                                 Except as set forth in Section 3.17(d) of the Company Disclosure Letter, to the Knowledge of the Company, no employee of the Company Entities is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the business of the Company Entities.

Section 3.18                                Environmental Matters.  Except as set forth in Section 3.18 of the Company Disclosure Letter and as would not have a Company Material Adverse Effect:

(a)                                  The Company Entities are and have been in compliance with all Environmental Laws, and are not in default or violation of, and have not received any notices of violation with respect to, any Environmental Laws in connection with the conduct of their businesses or the ownership or operation of their businesses, assets and properties.

(b)                                 The Company Entities have obtained and hold all Environmental Permits that are necessary to own, lease or operate their properties, rights and other assets and are necessary for the lawful conduct of their businesses under and pursuant to such properties, rights and other assets, and the Company Entities are and have been in compliance with all Environmental Permits.  The Environmental Permits are in full force and effect, and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, nor is the revocation, cancellation, suspension or adverse modification of the Environmental Permits otherwise threatened.  The consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any Environmental Permit.

(c)                                  The Company Entities have not received any notice, demand, request for information, citation, summons or order, and there are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, investigations, inquiries or Proceedings by or before any Court or any other Governmental Entity directed against the Company Entities or to which any of the assets of the Company Entities are subject, that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by any Company Entity of any Environmental Law, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA or any similar state law.  No Company Entity is subject to any claim, action, obligation or liability arising under any Environmental Law as such relates to human exposure to asbestos, including with respect to the presence or alleged presence of asbestos or asbestos-containing materials in any product or at or upon any current or former property or Vessel, and, to the Knowledge of the Company, no Company Entity has manufactured, sold, marketed, installed, removed, transported or distributed any asbestos-containing products in such a manner that would reasonably be expected to form the basis of any such claim, action, obligation or liability.

(d)                                 There has been no Release of any Hazardous Materials in, on, at, under, or from any assets or property currently or formerly owned, leased or operated by the Company Entities, except in compliance with Environmental Laws.

(e)                                  The Company Entities are not currently operating or required to be operating their businesses, assets or properties under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into pursuant to any Environmental Law.

(f)                                    No portion of any property currently or formerly owned, leased or operated by the Company is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state Law.

(g)                                 The Company Entities have not transported or arranged for the transportation of any Hazardous Materials to any location which, to the Knowledge of the Company, is listed on the National Priorities List under CERCLA, or on any similar state list, or which is the subject of any federal, state or local enforcement action or other investigation that may lead to claims against any Company Entity for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

(h)                                 The Company Entities have not generated, manufactured, stored, transported, treated, recycled, disposed of, Released or otherwise handled in any way any Hazardous Materials in, on, at, under, or about any assets or property currently or formerly owned, leased or operated by any Company Entity, except in compliance with Environmental Laws.

(i)                                     None of the following exists in, on, at, under, or about any assets or property currently or formerly owned, leased or operated by any Company Entity:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing any polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(j)                                     Prior to the date of this Agreement, the Company has provided Parent with copies of all environmental audits, evaluations, assessments, studies, tests or other evaluations of any assets or property currently or formerly owned, leased or operated by any Company Entity that are in the possession or subject to the control of any of the Company Entities, or any of their Representatives.

(k)                                  For purposes of this Section 3.18, the term “Company Entity” shall include any entity that is, in whole or in part, a predecessor of any Company Entity.

(l)                                     Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to, any Environmental Law, except as set forth in this Section 3.18.

Section 3.19                                State Takeover Laws.  No approvals are required under any Takeover Statute in connection with transactions contemplated under this Agreement or the performance by the Company Parties of their obligations under this Agreement.

Section 3.20                                Vessels.

(a)                                  Section 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Vessel, including: (i) its name, (ii) its official number, (iii) its flag, (iv) whether such Company Vessel is owned, leased or chartered, (v) if such Company

Vessel is a barge, its hull type and barrel capacity, and (vi) if such Company Vessel is a tug, its horsepower.  No Company Entity owns, operates, leases or charters any vessels other than the Company Vessels set forth on Section 3.20(a) of the Company Disclosure Letter.

(b)                                 Except as set forth in Section 3.20(b) of the Company Disclosure Letter, each of the Company Vessels is:  (i) free and clear of all Liens, other than Permitted Encumbrances, (ii) is adequate and suitable for use by the Company Entities in their businesses as presently conducted, (iii) has been reasonably maintained consistent with standards generally followed in the industry (ordinary wear and tear excepted), and (iv) is properly documented and is in compliance with the requirements of its present class and classification society.

(c)                                  Except as set forth in Section 3.20(c) of the Company Disclosure Letter, each of the Company Vessels owned by a Company Entity:  (i) was built in the United States, (ii) is eligible for U.S. Coastwise Trade, (iii) is documented as a U.S. flag vessel and has a valid Certificate of Documentation with coastwise endorsements, and (iv) has never (x) been owned by or sold to any Person, or chartered or leased to any Person, that did not qualify as a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1936, as amended (46 U.S.C. Section 802) (the “Jones Act”), (y) been registered under the laws of a foreign country, or (z) been rebuilt foreign (as defined in 46 C.F.R. § 67.177).

(d)                                 The Company Entities maintain valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for the Company Vessels (to the extent that such certificate may be required by applicable Law) and such other similar certificates as may be required in the course of the operation of any of the Company Vessels pursuant to applicable Law.

Section 3.21                                Jones Act.  Except as set forth in Section 3.21 of the Company Disclosure Letter, each Company Entity is a “citizen of the United States” as such term is defined in the Jones Act, and has been for as long as it has owned or operated any vessels in the United States Coastwise Trade.

Section 3.22                                Insurance.  Section 3.22 of the Company Disclosure Letter lists all insurance policies (including fidelity bonds) covering the assets (including the Vessels), business, equipment, properties, operations, employees, officers and directors of the Company Entities for the present fiscal year (collectively, the “Present Insurance Policies”) and since January 1, 2008. All of the Present Insurance Policies or renewals thereof are in full force and effect, except as would not have a Company Material Adverse Effect.  There is no material claim by any Company Entity pending under any of the Present Insurance Policies as to which any Company Entity has been notified that coverage has been questioned, denied or disputed by the underwriters of such Present Insurance Policy.  All premiums due and payable under all such Present Insurance Policies have been paid, and the Company Entities are otherwise in material compliance with the terms of the Present Insurance Policies (or other policies and bonds providing substantially similar insurance coverage).  To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any Present Insurance Policy.  Section 3.22 of the Company Disclosure Letter identifies each material insurance claim made by the Company Entities since December 31, 2009 and each pending material insurance claim.  The Company Entities are in material compliance with all insurance coverage requirements with respect to the operation of the Vessels.

Section 3.23                                Customers.  Section 3.23 of the Company Disclosure Letter sets forth the Company’s top ten (10) customers (the “Customers”) and the approximate net revenue associated with each Customer during (y) the fiscal year ended June 30, 2010 and (z) the six (6) month period ended December 31, 2010.  Except as set forth in Section 3.23 of the Company Disclosure Letter, (a) all

amounts owing from the Customers, if not in dispute, have been paid in accordance with their respective terms, (b) no Customer has notified a Company Entity in writing that it is canceling, or otherwise terminating, the relationship of such Customer with any Company Entity or intends to do so, and (c) no Customer has notified a Company Entity in writing that it intends to decrease or limit the volume of business it transacts with the Company Entities.

Section 3.24                                Interested Party Transactions.  No Company Entity is a party to any transaction or agreement with any Affiliate, beneficial holder of five percent (5%) or more of the Units, or director or officer of any Company Entity or any Affiliate of any such owner, officer or director.  No event has occurred since January 1, 2008 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that is not properly described in the Company SEC Documents filed prior to the date of this Agreement.

Section 3.25                                Compliance with Anti-Corruption Laws.

(a)                                  Regulatory Laws.  Except with respect to employee benefit matters, Tax matters and environmental matters, which are addressed exclusively in Section 3.14, Section 3.15 and Section 3.18, and except as would not have a Company Material Adverse Effect, the Company Entities understand, and are and have been in compliance with, all applicable Regulatory Laws.  The Company Entities are not aware of any allegation or evidence that any Company Entity, or any Person acting on behalf of any Company Entity, whether authorized or unauthorized, has violated any applicable Regulatory Law.

(b)                                 Anticorruption Laws.

(i)                                     The Company Entities are and have been in material compliance with, all applicable Anticorruption Laws, including the FCPA.

(ii)                                  The Company Entities understand that each Company Entity and each Representative of a Company Entity acting on its behalf is prohibited from corruptly offering, paying, giving, promising to pay, or authorizing the payment of money or anything of value, directly or indirectly, to a Public Official, or to any person while aware that there is a high probability that all or a portion of such thing of value will be offered, paid, given or promised to a Public Official, for the purpose of:  (1) influencing any act or decision of the Public Official in her or his official capacity, (2) inducing the Public Official to do or omit to do any act in violation of her or his lawful duty; (3) securing any improper advantage; or (4) inducing the Public Official to use her or his influence with a non-U.S. Governmental Entity, state-owned or controlled enterprise, political party or public international organization, to obtain or retain business for or with, or direct business to, any Company Entity or any other Person.

(iii)                               To the Knowledge of the Company, neither a Company Entity nor any Representative of a Company Entity acting on its behalf has, directly or indirectly, corruptly offered, given, promised or authorized the payment of money or anything of value, directly or indirectly, to a Public Official for the purpose of:  (1) influencing any act or decision of the Public Official in her or his official capacity, (2) inducing the Public Official to do or omit to do any act in violation of her or his lawful duty; (3) securing any improper advantage; or (4) inducing the Public Official to use her or his influence with a non-U.S. Governmental Entity, state-owned or controlled enterprise, political party or public international organization, to obtain or retain business for or with, or direct business to, any Company Entity or any other Person.

(iv)                              To the Knowledge of the Company, no Representative of a Company Entity is a Public Official or has an immediate family member (parent, child, spouse, sibling or parent’s, child’s, or sibling’s spouse) who is a Public Official.

(v)                                 No Public Official will benefit, financially or otherwise, from the transactions contemplated by this Agreement in violation of applicable Law.

(vi)                              The Company Entities have taken reasonable steps to ensure that they (1) have maintained adequate internal controls designed to prevent and detect possible violations of the Anticorruption Laws and accounts, books, and records that properly, fairly and accurately record and report all transactions, (2) have not maintained any off-the-book accounts or recorded any non-existent expenditures or transactions with inaccurate identification of its object, (3) have not used false documents, and (4) have not authorized any Person to take any action that would result in inadequate or inaccurate recording or reporting of assets, liabilities, or any other transaction that would violate or cause any other Person to violate the Regulatory Laws.

(c)                                  Antiboycott Laws.  The Company Entities are and have been in material compliance with all applicable Antiboycott Laws.  To the Knowledge of the Company, no Company Entity has (i) refused or agreed to refuse to do business with Israel or any other nation or company subject to a boycott not endorsed by the United States or (ii) implemented letters of credit containing terms or conditions prohibited by Antiboycott Laws.

(d)                                 Export and Sanctions Laws.  The Company Entities are and have been in material compliance with all applicable Export and Sanctions Laws.  To the Knowledge of the Company, neither a Company Entity nor any Person Controlling a Company Entity is designated on any Denied Party Lists or has engaged in any transaction with or for the benefit of any Person that is designated on any Denied Party Lists or that is subject to any Regulatory Law prohibitions including Export and Sanctions Laws targeting government entities or individuals that support terrorism.

Section 3.26                                Opinion of Financial Advisor; Brokers.  The Conflicts Committee has received a written opinion of Stifel, Nicolaus & Company, Incorporated (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof, subject to certain assumptions, qualifications, limitations and other matters set forth therein, (a) the consideration to be paid to the holders of Common Units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the Merger and (b) for those holders of Common Units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective Affiliates ) who will receive Parent Shares as a part of the Common Unit Consideration, the exchange ratio used in determining the number of Parent Shares to be received by such holders in exchange for each Common Unit is fair from a financial point of view to such holders.  Such opinion has not been amended or rescinded.  The Company has furnished to Parent copies of all Contracts to which any Company Entity and the Company Financial Advisor or UBS Securities LLC is a party pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated by this Agreement.  Other than the Company Financial Advisor and UBS Securities LLC, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.27                                No Discussions.  None of the Company Entities nor any Company Representative thereof is engaged, directly or indirectly, in any discussions or negotiations with any other Third Party relating to any Acquisition Proposal.  None of the Company Entities have, directly or indirectly, terminated or waived any rights under any confidentiality, “standstill,” non-solicitation or similar agreement with any Third Party to which any such Company Entity is or was a party or under which any such Company Entity has or had any rights.

Section 3.28                                Company Information.  None of the information supplied (or to be supplied) by or on behalf of the Company or any of the Company Representatives in writing specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to holders of Common Units, and at the time of the Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The proxy statement portions of the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in the Parent SEC Documents or the disclosure letter, dated as of the date of this Agreement and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), the Parent Parties jointly and severally represent and warrant to the Company as follows:

Section 4.1                                      Corporate Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Holding Sub, Merger Sub, and LP Sub are limited liability companies duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Each the Parent Parties has the corporate or limited liability company power, as applicable, to own its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so duly qualified and in good standing would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2                                      Organizational and Governing Documents.  Prior to the date of this Agreement, Parent has furnished or made available to the Company complete and correct copies of the organizational and governing documents for all Parent Parties (the “Parent Party Charter Documents”).  The Parent Party Charter Documents are in full force and effect and no other organizational or governing documents are applicable to or binding upon any Parent Party.  No Parent Party is in violation of any provision of its Parent Party Charter Document.

Section 4.3                                      Capitalization.  The authorized capital stock of Parent consists of 120,000,000 shares of common stock, par value $0.10 per share (“Parent Common Stock”) and 20,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”).  At the close of business on March 11, 2011, (a) 53,667,648 shares of Parent Common Stock were issued and outstanding, (b) 1,550,224 shares of Parent Common Stock were reserved and available for issuance pursuant to Parent’s equity compensation plans and (c) no shares of Parent Preferred Stock were outstanding.  All of the outstanding shares of Parent Common Stock are, and all of the Parent Shares to be issued pursuant to the Merger will be, when issued, duly and validly issued, fully paid and nonassessable.  Except as set forth above, as of the date of this Agreement, there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, or (C) options, warrants or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.  All of the issued and outstanding equity interests of Holding Sub and LP Sub are owned, beneficially and of record, by Parent.  All of the outstanding equity interests of Merger Sub are owned, beneficially and of record, by Holding Sub and LP Sub.

Section 4.4                                      Authorization of Agreement; No Violation.

(a)                                  Each of the Parent Parties has, as applicable, all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery by the Parent Parties of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of Parent and the sole members of Holding Sub, LP Sub and Merger Sub.  No other corporate or limited liability company proceedings on the part of the Parent Parties are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the filing of the Certificate of Merger.  This Agreement has been duly and validly executed and delivered by the Parent Parties and, assuming due authorization, execution and delivery hereof by the Company Parties, constitutes a valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(b)                                 Except as would not be reasonably expected to have a Parent Material Adverse Effect, none of (i) the execution, delivery or performance of this Agreement or the Support Agreements by the Parent Parties, (ii) the compliance by the Parent Parties with any provision of this Agreement, or (iii) the consummation of the Merger and the other transactions contemplated by this Agreement, will, directly or indirectly, with or without notice or lapse of time, (A) contravene, conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws or equivalent organizational documents of the Parent Parties, or (B) assuming that the consents and approvals referred to in Section 4.5 are duly obtained, (1) give any Governmental Entity or other Person the right to challenge the Merger or any of the transactions contemplated by this Agreement, (2) violate any Law applicable to the Parent Parties or any of their respective properties or assets, or (3) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the modification, cancellation, acceleration or termination of or a right of modification, cancellation, acceleration or termination under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties, rights or assets of any Parent Party under, any of the terms, conditions or provisions of any material Contract to which any Parent Party is a party, or by which any of the Parent Parties or any of their respective properties or assets is bound.

Section 4.5                                      Consents and Approvals.  Except for (i) any notices or filings required by the HSR Act or other Antitrust Law and the termination or expiration of the waiting period under the HSR Act or other Antitrust Law, (ii) the filing of any other required applications or notices related to Other Approvals, (iii) the filing with the SEC of (A) the Form S-4, and (B) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DRULPA and the LLC Act, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Shares pursuant to this Agreement, (vii) the filings, clearances, consents, notices and approvals set forth in Section 4.5 of the Parent Disclosure Letter, and (viii) such additional filings, clearances, consents, notices and approvals, the failure of which to make or obtain would not have a Parent Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Entity or any Third Party are necessary in connection with the execution and delivery by the Parent Parties of this Agreement or the consummation by the Parent Parties of the transactions contemplated by this Agreement.

Section 4.6                                      Parent SEC Documents; Parent Financial Statements.

(a)                                  Parent has furnished or made available (including via EDGAR) to the Company complete and correct copies of all forms, documents, statements and reports filed with or furnished by Parent to the SEC since June 30, 2009 (such forms, documents, statements and reports, including any supplements or amendments thereto, as amended since the respective dates of filing the “Parent SEC Documents”).  As of their respective filing dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Parent SEC Document.  As of their respective dates, all Parent SEC Documents complied as to form in all material respects with the Regulations of the SEC with respect thereto.  No executive officer signing on behalf of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX, in all material respects.

(b)                                 Parent has made available to the Company copies of all comment letters received by Parent from the SEC since December 31, 2009 relating to the Parent SEC Documents, together with all written responses of Parent thereto.  There are no outstanding or unresolved comments in any comment letters received by Parent from the SEC.  To the Knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(c)                                  The consolidated financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP on a basis consistent throughout the periods indicated.  The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes).

(d)                                 Parent is in compliance in all material respects with the provisions of SOX applicable to it, including Section 404 thereof, and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made.

Section 4.7                                      Undisclosed Liabilities.  As of the date hereof, there exist no liabilities or obligations of any nature whatsoever of Parent or its Subsidiaries that are material to Parent, whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due which would be required to be reflected, reserved for or disclosed under GAAP, except for (a) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Parent Financial Statements set forth in Parent’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2010, (b) liabilities or obligations incurred in the ordinary course of business of Parent and any of its Subsidiaries consistent with past practice since December 31, 2010, (c) liabilities incurred in connection with this Agreement or the transactions contemplated by this Agreement, (d) liabilities, obligations or contingencies which are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of Parent and Parent Subsidiaries and (e) liabilities or obligations that would not reasonably be expected to constitute a Parent Material Adverse Effect.

Section 4.8                                      Absence of Certain Changes or Events.  Since December 31, 2010 to the date of this Agreement, there has not been a Parent Material Adverse Effect.

Section 4.9                                      Compliance with Applicable Law.  Except with respect to Tax matters and environmental matters, which are addressed exclusively in Section 4.11 and Section 4.17, respectively, and except as would not have a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in compliance with all applicable Laws, and are not in violation of, and, since December 31, 2009 have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10                                Legal Proceedings.  Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, Proceedings of any nature against Parent or any of its Subsidiaries that would reasonably be likely to constitute a Parent Material Adverse Effect.  There is no Order or settlement agreement imposed upon Parent, any of its Subsidiaries, or the assets of Parent or any of its Subsidiaries that would reasonably be expected to constitute a Parent Material Adverse Effect.

Section 4.11                                Environmental Matters.  Except as would not have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is subject to any liability for (i) the violation of any Environmental Law, (ii) the failure to obtain and hold an Environmental Permit, or (iii) the Release of any Hazardous Materials.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, Parent makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to, any Environmental Law, except as set forth in this Section 4.11.

Section 4.12                                Vessels.

(a)                                  Each of the Parent Vessels is:  (i) free and clear of all Liens, other than Permitted Encumbrances, (ii) has been reasonably maintained consistent with standards generally followed in the industry (ordinary wear and tear excepted) and (iii) is properly documented and is in compliance with the requirements of its present class and classification society.

(b)                                 Each of the Parent Vessels owned by a Parent Entity:  (i) was built in the United States, (ii) is eligible for U.S. Coastwise Trade, (iii) is documented as a U.S. flag vessel and is qualified for coastwise documentation but not required to be documented, and (iv) has never (x) been owned by or sold to any Person, or chartered or leased to any Person, that did not qualify as a “citizen of the United States” as such term is defined in Section 2 of the Jones Act, (y) been registered under the laws of a foreign country, or (z) been rebuilt foreign (as defined in 46 C.F.R § 67.177).

(c)                                  The Parent Entities maintain valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for the Parent Vessels (to the extent that such certificate may be required by applicable Law).

Section 4.13                                Jones Act.  Each Parent Entity is a “citizen of the United States” as such term is defined in Section 2 of the Jones Act, and has been for as long as it has owned or operated any vessels in the United States Coastwise Trade.

Section 4.14                                Brokers.  Except for Wells Fargo Securities, LLC, whose fees and expenses will be paid by Parent, neither Parent nor any of its Subsidiaries has employed any broker, finder or investment banker or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.15                                Parent Information.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.28, none of the information supplied (or to be supplied) by or on behalf of Parent or any of its Subsidiaries in writing specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the Unitholders and at the time of the Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Notwithstanding the foregoing, none of the Parent Parties makes any representation or warranty with respect to any information supplied by or on behalf of the Company Entities for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.16                                Availability of Funds.  Parent and Merger Sub will have available at the Closing all of the funds required for the consummation of the transactions contemplated by this Agreement.

Section 4.17                                Tax.  All material Tax Returns that were required to be filed by or with respect to Parent prior to the date hereof have been duly and timely filed.  All material items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included.  All material Taxes owed by Parent that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established in the financial statements of Parent.  All material Tax withholding and deposit requirements imposed on or with respect to Parent have been satisfied in full in all respects.  Except for the affiliated group of which Parent is the common parent corporation or any other affiliated, combined, or unitary group comprised solely of Parent and one or more Parent Subsidiaries, Parent has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

ARTICLE 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 5.1                                      Conduct of Business Prior to the Effective Time.

(a)                                  Except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, the Company Parties shall, and shall cause the Company Subsidiaries to, (a) conduct their business in the ordinary course consistent with past practice and in compliance with all applicable Laws, (b) use reasonable best efforts to (i) maintain and preserve intact their business organizations and business relationships, (ii) retain the services of their officers and employees, and (iii) maintain their rights and Permits, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of the parties hereto to (i) obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or (ii) perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b)                                 During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, except (1) as set forth in Section 5.1(b) of the Company Disclosure Letter, (2) as expressly permitted by this Agreement, or (3) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company Parties shall not, and shall not permit any of the Company Subsidiaries to, directly or indirectly:

(i)                                     cause or permit any amendment, modification, alteration or rescission of any Company Entity Charter Document;

(ii)                                  make, declare, set aside or pay any dividends or distributions (whether in the form of cash, equity or property) in respect of any of their equity interests (other than dividends or distributions by any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company and other than the payment of the Series A Quarterly Distribution (as defined in the Company Partnership Agreement) in cash in lieu of “pay-in-kind” distributions on the Preferred Units as set forth in Section 5.1(b)(ii) of the Company Disclosure Letter), or split, combine or reclassify any of their equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any of their equity interests or any other securities thereof or any rights, warrants or options to acquire any such equity interests or other securities;

(iii)                               grant any options, equity interest appreciation rights, restricted equity interests, restricted equity interest units, deferred equity interests, awards based on the value of equity interests or other equity-based award with respect to the Units under any Company Benefit Plan or otherwise, or grant any Person any right to acquire any equity interest in any Company Entity;

(iv)                              issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any equity interests, Voting Debt or other securities, securities convertible into equity interests, Voting Debt or other securities, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such equity interests, Voting Debt, convertible securities or other securities;

(v)                                 sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any of its material properties or assets, or cancel, release or assign any material amount of indebtedness to any Person or any material claims against any Person;

(vi)                              incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Third Party (other than any Company Subsidiaries), except in the ordinary course of business consistent with past practice if such indebtedness would not result in total indebtedness of the Company and the Company Subsidiaries (on a consolidated basis) as of the Closing Date exceeding the Target Debt Cap;

(vii)                           (1) amend or otherwise modify, except in the ordinary course of business, or violate, in each case in any material respect, the terms of, any Material Contract, or (2) create, renew or amend any Contract or, except as may be required by applicable Law, other binding obligation of a Company Entity containing (A) any restriction on the ability of a Company Entity to conduct its business as it is presently being conducted, or (B) any restriction on the ability of a Company Entity to engage in any type of activity or business;

(viii)                        make any capital expenditures, (other than drydocking capital expenditures) capital additions or capital improvements except in the ordinary course of business consistent with past practice in amounts that do not exceed $3.0 million individually or $6.0 million in the aggregate;

(ix)                                except as required by existing written Contracts or Company Benefit Plans existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors or officers of the Company Entities (together, the “Covered Employees”), (ii) pay any amounts to Covered Employees not required by any current plan or agreement (other than base salary in the ordinary course of business or in connection with reimbursement of expenses in the ordinary course of business), (iii) become a party to, establish, amend, commence participation in, make any adjustment to, terminate or commit itself to the adoption of any equity-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit or other employee benefit plan, or agreement or employment agreement with or for the benefit of any Covered Employee (or newly hired employees), (iv) accelerate the vesting of any equity-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) (A) hire employees in the position of Vice President or above, or (B) terminate the employment of any employee in the position of Vice President or above (other than due to terminations for cause), (vi) take any action which could reasonably be expected to give rise to a claim of resignation for “good reason” (or any term of similar import) in any employment agreement, or (vii) adopt, enter into or amend any collective bargaining agreement or other arrangement relating to a labor union or organized labor;

(x)                                   acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company or the Company Entities (taken as a whole);

(xi)                                implement or adopt any material change in its Tax accounting or financial accounting methods, principles or practices, except as may be required by applicable Law, GAAP, Regulation S-X or other Regulation promulgated by the SEC;

(xii)                             enter into any new line of business or change in any material respect its business as currently conducted;

(xiii)                          transfer ownership, or grant any license or other rights, to any Person of or in respect of any material Intellectual Property, other than grants of non-exclusive licenses pursuant to license agreements entered into in the ordinary course of business consistent with past practice;

(xiv)                         make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(xv)                            take any action to exempt any Third Party or any action taken by any Third Party from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(xvi)                         make any material change in its Tax methods, principles or elections;

(xvii)                      file or amend any Tax Return, make or change any Tax election, or settle or compromise any Tax liability, other than as required by Law; or

(xviii)                   propose, agree to take, or make any commitment to take any of the actions prohibited by this Section 5.1(b).

(c)                                  Except as set forth in Section 5.1(c) of the Parent Disclosure Letter, or as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, Parent shall, and shall cause its Subsidiaries to, (a) conduct their business in the ordinary course consistent with past practice and in compliance with all applicable Laws, (b) use reasonable best efforts to (i) maintain and preserve intact their business organizations and business relationships, (ii) retain the services of their officers and employees, and (iii) maintain their rights and Permits, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of the parties hereto to (i) obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or (ii) perform their covenants and agreements under this Agreement (other than as such obligation may be limited or altered as provided in Section 6.3) or to consummate the transactions contemplated hereby.

(d)                                 During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, except (1) as set forth in Section 5.1(d) of the Parent Disclosure Letter, (2) as expressly contemplated by this Agreement, or (3) with the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, Parent shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(i)                                     cause or permit any amendment, modification, alteration or rescission of any Parent Party Charter Documents in a manner that adversely affects the terms of the Parent Common Stock;

(ii)                                  make, declare, set aside or pay any dividends or distributions (whether in the form of cash, equity or property) in respect of any of their equity interests (other than dividends or distributions by any wholly owned Subsidiary of Parent to Parent or to another wholly owned Subsidiary of Parent) or split, combine or reclassify any of their equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any of their equity interests or any other securities thereof or any rights, warrants or options to acquire any such equity interests or other securities, other than the repurchase of no more than 1,685,725 shares of Parent Common Stock;

(iii)                               implement or adopt any material change in its Tax accounting or financial accounting methods, principles or practices, except as may be required by applicable Law, GAAP, Regulation S-X or other Regulation promulgated by the SEC;

(iv)                              adopt or enter into a plan of complete or partial liquidation or dissolution;

(v)                                 make any material change in its Tax methods, principles or elections; or

(vi)                              propose, agree to take, or make any commitment to take any of the actions prohibited by this Section 5.1(d).

Section 5.2                                      Third Party Proposals.

(a)                                  Except as expressly permitted by Section 5.2(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 8, none of the Company Parties shall, and each of the Company Parties shall cause the Company Subsidiaries and the Company Parties’ and the Company Subsidiaries’ respective officers, partners, managers, directors and employees (the “Company Individuals”) not to, and shall use their reasonable best efforts to cause the Company Parties’ and the Company Subsidiaries’ accountants, legal counsel, financial advisors and other representatives (collectively with the Company Individuals, the “Company Representatives”) not to, directly or indirectly through another Person, (i) solicit or initiate, or knowingly encourage any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to or in connection with, or knowingly facilitate or otherwise cooperate with, any Acquisition Proposal or any inquiry that may reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal, or (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Third Party existing on the date hereof, other than to permit such Third Party to make an Acquisition Proposal in accordance with Section 5.2(b).  The Company Parties shall, and shall cause the Company’s Subsidiaries and shall use their reasonable best efforts to cause the Company Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished, and enforce the provisions of any confidentiality or standstill agreements in place with any Third Parties (including, for the avoidance of doubt, any provisions requiring the prompt return or destruction of all confidential information previously furnished to such Third Parties).

(b)                                 Notwithstanding anything to the contrary in Section 5.2(a), at any time from the date of this Agreement and prior to obtaining the Company Unitholder Approvals, if the Company has received from any Third Party a bona fide written Acquisition Proposal made after the date of this Agreement that was not solicited in violation of and did not otherwise result from a breach of this Section 5.2, (i) the Company may negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less restrictive on such Third Party than the Confidentiality Agreement is on Parent and its Affiliates (an “Acceptable Confidentiality Agreement”), (ii) the Company may furnish non-public information concerning its business, properties or assets to such Third Party pursuant to an Acceptable Confidentiality Agreement, provided, however, that all such information (to the extent not previously provided to Parent) is provided or made available to Parent prior to or substantially concurrent with the time it is provided to such Third Party and (iii) the Company may negotiate and participate in discussions and negotiations with such Third Party concerning such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement if, prior to taking any such action referred to in the foregoing clauses (i), (ii) and (iii), (A) such Third Party has submitted a Superior Proposal or an Acquisition Proposal that the Company Board or Conflicts Committee determines in good faith (after consultation with its financial advisor and outside counsel) is reasonably likely to constitute or lead to a Superior Proposal, and (B) the Company Board determines in good faith (after consultation with its outside legal advisors) that the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties to the Unitholders under applicable Law.

(c)                                  Neither Company General Partner, Management General Partner, the Company nor the Company Board (nor any committee thereof, including the Conflicts Committee) shall (i) withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or make or cause to be made through any Person any public statement proposing or announcing an intention to withdraw or modify in any manner adverse to Parent or Merger Sub the Company Board Recommendation (any such action, a “Change in Recommendation”), (ii) withdraw or modify the General Partner Approval, or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company General Partner, the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, acquisition or merger agreement or other similar agreement constituting an Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.2(b)).  Notwithstanding the foregoing, the Company Board (including the Conflicts Committee) may, at any time prior to obtaining the Company Unitholder Approvals and subject to compliance with Section 5.2(d), effect a Change in Recommendation in response to (A) a bona fide written Acquisition Proposal made after the date of this Agreement that the Company Board (or the Conflicts Committee, as applicable) reasonably determines in good faith (after consultation with its outside legal and financial advisors) constitutes a Superior Proposal and that was not solicited in violation of this Section 5.2 or (B) an Intervening Event if, in the case of any such Change in Recommendation, the Company Board (or the Conflicts Committee, as applicable) shall have determined in good faith, after consultation with outside counsel, that, in light of such Superior Proposal or Intervening Event, the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties to the Unitholders under applicable Law.  Any Change in Recommendation shall not change the approval of this Agreement or any other approval of the Company General Partner, the Company Board or the Conflicts Committee in any respect, including any change that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the transactions contemplated hereby (including the Merger).

(d)                                 Notwithstanding anything herein to the contrary, the Company Board (including the Conflicts Committee) shall not be entitled to effect a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(j) unless:

(i)                                     the Company has provided to Parent three (3) Business Days’ prior written notice (a “Notice”) advising Parent that the Company Board is prepared to take such action and specifying the reasons therefor (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Acquisition Proposal or any change in any such Intervening Event shall require a new Notice and a new three (3) Business Day period);

(ii)                                  (A) with respect to an Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal, (x) the Company has provided or made available to Parent all material information concerning its business, properties or assets delivered or made available to the Third Party making such Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal and (y) the Notice includes a description of the material terms and conditions of such Acquisition Proposal and the proposed financing for such Acquisition Proposal (including copies of any written requests, proposals, offers, and proposed agreements) and the identity of the Third Party making the proposal or (B) with respect to an Intervening Event, the Company has provided Parent with written information describing such Intervening Event in reasonable detail; and

(iii)                               during such three (3) Business Day period, if requested by Parent, the Company (A) provides an opportunity for Parent to propose amendments to this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal or the event or circumstance that was determined to constitute an Intervening Event no longer is an Intervening Event and (B) negotiates and uses its reasonable best efforts to cause the Company Representatives to negotiate in good faith with Parent and its representatives regarding any such amendments to this Agreement; and

(iv)                              at 11:59 p.m., Houston, Texas time, at the end of such three (3) Business Day period, (A) with respect to an Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal, such Acquisition Proposal has not been withdrawn and the Company Board has reasonably concluded in good faith (after consultation with its outside legal and financial advisors) that such Acquisition Proposal continues to constitute a Superior Proposal and (B) with respect to an event or circumstance that the Company Board has determined constitutes an Intervening Event, the Company Board has reasonably concluded that such event or circumstance continues to constitute an Intervening Event; provided, however, that in making the determinations contemplated by this clause (iv), the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent following the Notice and as a result of the negotiations between Parent and the Company pursuant to this Section 5.2(d).

(e)                                  Nothing contained in this Section 5.2 or any other provision of this Agreement shall prohibit the Company or the Company Board (either by the full Company Board or through a committee thereof, including the Conflicts Committee) from (A) taking and disclosing to Unitholders a position with respect to a tender or exchange offer by a Third Party contemplated by Rule 14e-2(a) or making a statement required under Rule 14d-9 under the Exchange Act or (B) making any disclosure to the Unitholders if either the full Company Board or a committee thereof, including the Conflicts Committee, has determined, in good faith, after consultation with outside counsel, that the failure to make such disclosure constitutes or would be reasonably likely to constitute a violation of its fiduciary duties to the Unitholders under applicable Law, provided, however, that (i) compliance with such rules shall in no way limit Parent’s right to terminate this Agreement pursuant to Section 8.1 hereof and receive payment of any Termination Fee and any other amounts payable to it pursuant to Section 8.3, and (ii) in no event shall the Company or the Company Board (or any committee thereof, including the Conflicts Committee) (A) effect, or agree or resolve to effect, a Change in Recommendation except as permitted by Section 5.2(c), or (B) withdraw or modify, in a manner adverse to Parent or Merger Sub, the General Partner Approval.

(f)                                    The Company will promptly (and in any event within 24 hours after receipt) advise Parent in writing of the receipt by the Company of any Acquisition Proposal after the date of this Agreement, the material terms and conditions of any such Acquisition Proposal and the proposed financing for such Acquisition Proposal (including copies of any written requests, proposals, offers, and proposed agreements) and the identity of the Person making any such Acquisition Proposal.  The Company will keep Parent promptly and reasonably informed in all material respects of the status and details (including any material change to the terms thereof) of any such Acquisition Proposal and the proposed financing for such Acquisition Proposal.

(g)                                 As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer (including any proposal or offer from or to the Unitholders), whether in writing or otherwise, from a Third Party related to a merger, reorganization, unit exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, Company General Partner, Management General Partner or any Significant Company Subsidiary, or any purchase, sale or other transfer of 20% or more of the consolidated assets (including stock or equity interests of any Company Subsidiary) of the Company, Company General Partner, Management General Partner and the Company Subsidiaries, or any purchase or sale of, or tender or exchange offer for, or other transfer of, their respective equity securities that, if consummated, would result in any Person (or the equity holders of such Person) beneficially owning securities representing 20% or more of the total voting power of the Company, Company General Partner, or Management General Partner, or any portion of the general partner interest in the Company (or 20% or more of the surviving parent entity in such transaction) other than the Merger, whether pursuant to a single transaction or a series of related transactions.

“Intervening Event” means an event or circumstance that was not known to the Company Board (or the Conflicts Committee, as applicable) at the date hereof (or if known, the material consequences of which were not known to or understood by the Company Board (or the Conflicts Committee, as applicable) as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to or understood by the Company Board (or the Conflicts Committee, as applicable) prior to the Company Unitholder Approvals and which causes the Company Board (or the Conflicts Committee, as applicable) to conclude in good faith, after consultation with its financial advisor and outside counsel, that a failure to make a Change in Recommendation constitutes or would be reasonably likely to constitute a violation of its fiduciary duties to the Unitholders under applicable Law; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) any change in, or event or condition generally affecting, the industry in which the Company and its Subsidiaries operate.

“Significant Company Subsidiary” means any Company Subsidiary that would be a “significant subsidiary” as defined in Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means any bona fide, written proposal by a Third Party that, if consummated, would result in such Third Party (or its equityholders) owning, directly or indirectly, all of the Common Units, Preferred Units and General Partner Units then outstanding (or of the shares, interests or units of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the consolidated assets of the Company and its Subsidiaries, (i) which the Company Board and the Conflicts Committee both determine in good faith (after consultation with its outside legal and financial advisors) to be more favorable to the Company and the Unitholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (ii) which is not subject to a financing condition, and which, in the good faith judgment of the Company Board and the Conflicts Committee, is otherwise reasonably likely to be consummated on the terms set forth in the proposal, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal, timing and other aspects of such proposal (including any break-up fee and conditions to consummation).

“Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate thereof.

(h)                                 Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 of this Agreement, the obligation of the Company pursuant to Section 6.1(c) to call, give notice of and hold the Unitholder Meeting and to hold a vote of the Unitholders on the approval of this Agreement and the approval of the Merger at the Unitholder Meeting shall not be limited or otherwise affected by any Change in Recommendation or the commencement, disclosure, announcement or submission to any Company Entity of any Acquisition Proposal (whether or not a Superior Proposal).

(i)                                     The Company acknowledges that the agreements contained in this Section 5.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement.  Accordingly, if there shall have been any permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition, that (A) would require or permit the Company, any Company Party or any Company Representative to act or fail to act in a manner that would, in the absence of such order, injunction or other Order, legal restraint or prohibition, constitute a material violation of Section 5.2(a)(i) or (B) limits the rights of Parent in any material respect under this Section 5.2, Parent shall have the right to terminate this Agreement pursuant to Section 8.1(i) hereof.

Section 5.3                                      Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Company Entities, directly or indirectly, the right to control or direct Parent’s operations or give

Parent, directly or indirectly, the right to control or direct the Company Entities’ operations prior to the Effective Time.  Prior to the Effective Time, each of Parent, on one hand, and the Company Entities, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1                                      Preparation of Proxy Statement/Prospectus; Unitholder Meeting.

(a)                                  As promptly as practicable following the date of this Agreement, Parent and the Company shall cooperate in preparing the Proxy Statement/Prospectus and Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form S-4.  Each of the Company Parties and Parent shall use its reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Proxy Statement/Prospectus, the Form S-4 or any related matters.  The Proxy Statement/Prospectus will be included within the Form S-4 filed with the SEC.  Each of the Company Parties and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or “Blue Sky” Laws in connection with the issuance of Parent Shares in the Merger as contemplated by this Agreement and the Company shall furnish all information concerning the Company and the holders of the Units as may be reasonably requested by Parent in connection with any such action and in connection with the preparation, filing and distribution of the Form S-4.  If at any time prior to the Effective Time any event occurs or information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Unitholders.

(b)                                 In addition to their obligations pursuant to Section 6.1(a), Parent and the Company Parties shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and Regulations thereunder and provide each other with copies of any such filings.  Parent and the Company shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement/Prospectus or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information.  No amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 shall be filed without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)                                  Each Company Party shall (i) take all action in accordance with the federal securities laws, the DRULPA, the LLC Act, and the Company Entity Charter Documents necessary to call, give notice of and hold a special meeting of the Unitholders (the “Unitholder Meeting”) for the purpose of seeking the Company Unitholder Approvals (and any authority needed to adjourn or postpone the Unitholder Meeting) as soon as reasonably practicable following the date of this Agreement and following the date the Form S-4 is declared effective under the Securities Act; provided, however, that (x) the Company Parties shall use their reasonable best efforts to cause the Unitholder Meeting to be held not later than thirty (30) Business Days after the Form S-4 is declared effective, and (y) without the prior written consent of Parent, no Company Entity may adjourn or postpone the Unitholder Meeting; (ii) use its reasonable best efforts to obtain the Company Unitholder Approvals and (iii) subject to Section 5.2(c), include in the Proxy Statement/Prospectus the Company Board Recommendation.  Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the Unitholders at the Unitholders Meeting.  Each Company Party shall use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed in definitive form to the Unitholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to convene and hold the Unitholder Meeting as promptly as practicable thereafter.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Unitholder Meeting if this Agreement is terminated pursuant to Article 8.

Section 6.2                                      Access to Information; Confidentiality.

(a)                                  The Company Parties shall, and shall cause the Company Subsidiaries to, afford to the Representatives of Parent (the “Parent Representatives”) (to the extent permitted under applicable Law, including the HSR Act and the Law relating to exchange of information) reasonable access, during normal business hours during the period prior to the Effective Time, to all its assets, properties, books, Contracts, commitments and records, and, during such period, the Company Parties shall, and shall cause the Company Subsidiaries to, make available to Parent all information concerning their businesses, assets, liabilities, properties and personnel as Parent may reasonably request.  The Company Parties shall, and shall cause the Company Representatives to, permit the Parent Representatives to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company and the Company Subsidiaries to discuss such matters as Parent may reasonably deem necessary or appropriate.  Without limiting the generality of any of the foregoing, the Company shall promptly provide Parent notice of any inaccuracy of any representation or warranty or breach of any covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article 7 not to be satisfied.

(b)                                 The Parent Parties shall, and shall cause the Parent Subsidiaries to, afford the Company Representatives (to the extent permitted under applicable Law, including the HSR Act and the Law relating to exchange of information) reasonable access, during normal business hours during the period prior to the Effective Time, to all its assets, properties, books, Contracts, commitments and records, and, during such period, the Parent Parties shall, and shall cause the

Parent Subsidiaries to, make available to the Company all information concerning their businesses, assets, liabilities, properties and personnel as the Company may reasonably request.

(c)                                  All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties on June 27, 2008 (as amended by Addendum #1 thereto, dated February 4, 2011, the “Confidentiality Agreement”).

(d)                                 No investigation by the Parent or any Parent Representative shall affect the representations and warranties of the Company Parties set forth in this Agreement.

Section 6.3                                      Efforts; Regulatory Approvals.

(a)                                  Subject to the terms and conditions set forth in this Agreement, Parent and the Company Parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of the Company Parties (in the case of Parent) or Parent and Merger Sub (in the case of the Company Parties) to the Merger, (ii) the obtaining of all necessary consents or waivers from Third Parties, including the Company Consents, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other Antitrust Laws, waivers, consents, authorizations, Permits, Orders and approvals from, or any exemption by, any Governmental Entity and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under the HSR Act or other Antitrust Laws, an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.  The parties agree to prepare and file any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than fifteen (15) Business Days from the date hereof except by mutual consent confirmed in writing). The parties further agree that they will consult with each other with respect to the obtaining of all Permits and consents of all Third Parties and Governmental Entities, and the expiration or termination of the applicable waiting period under the HSR Act and under any other Antitrust Laws necessary or advisable to consummate the transactions contemplated by this Agreement.  Parent and the Company Parties shall use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company Parties and Parent shall keep each other apprised of the status of matters relating to completion of the transactions contemplated hereby.

(b)                                 Subject to applicable Law relating to the exchange of information, each of Parent, on the one hand, and the Company Parties, on the other hand, shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite actions, no-actions, waivers, consents, authorizations, Permits, Orders, approvals, exemptions, and expirations or terminations of applicable waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party and its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) permit the other party and its counsel to review in advance any written communication intended to be given by it to, and consult with each other in advance of any meeting, discussion, telephone call or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party regarding any of the transactions contemplated by this Agreement, with such private party, and to the extent not prohibited by the FTC, the DOJ or other Governmental Entity or other Person, give the other party and its counsel the opportunity to attend and participate in such meeting, discussion, telephone call or conference.  Neither Parent nor the Company Parties shall commit to or agree with any Governmental Entity to stay, hold or extend any applicable waiting period under the HSR Act or other Antitrust Law without the prior written consent of the other.  Parent and the Company Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3(b) as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient (including experts and consultants retained by outside antitrust counsel in connection with the transactions contemplated by this Agreement) and will not be disclosed by such outside counsel or experts or consultants to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Parent or the Company as the case may be) or its legal counsel.  Notwithstanding anything to the contrary in this Section 6.3(b), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Company Equity Interests or the business of the Company Entities.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all Laws, Orders and judicial doctrines of any Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)                                  Except as otherwise provided in Section 6.3(b) with respect to Antitrust Counsel Only Material, and subject to applicable Law relating to the exchange of information, Parent and the Company Parties shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and equity holders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company Parties or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)                                 Parent and the Company Parties shall promptly advise each other upon receiving any communication from any Governmental Entity or private party in respect of any filing, investigation, inquiry or proceeding concerning this Agreement or the transactions contemplated by this Agreement.

(e)                                  Each of the Company Parties and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any Third-Party consents, including the Company Consents.

(f)                                    Notwithstanding anything in this Agreement to the contrary, Parent and its Subsidiaries shall investigate, initiate and defend any proceeding or litigation, make reasonable offers of compromise, and make reasonable efforts to promptly remove or cause to be removed any direction, determination, requirement, injunction, order, condition or limitation that prevents or would prevent, or that makes illegal, the timely consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, and notwithstanding anything in this Agreement to the contrary,  Parent and its Subsidiaries shall have no obligation to (i) seek appellate review by any court or appellate review by any administrative agency (including but not limited to plenary hearing at the FTC) of any Order, decree, initial decision, or ruling pertaining to the Merger or other transactions contemplated by this Agreement, or (ii) sell, hold separate or otherwise dispose of any business or assets or conduct their business in a specified manner prior to or following the Closing Date in connection with the receipt of any necessary governmental approvals, clearances or agreements not to contest the transactions contemplated under this Agreement.

Section 6.4                                      Public Disclosure.  Parent and the Company Parties shall consult with each other before issuing any press release or otherwise making any public statement regarding the terms of this Agreement or any of the transactions contemplated by this Agreement, and neither shall issue any such press release or make any such statement without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall consult with the other party about, and allow the other party reasonable time to comment on, such press release or announcement in advance of such disclosure, and the party will consider such comments in good faith; provided, however, that any subsequent public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require a further prior approval of such other party.

Section 6.5                                      Equity Holder Litigation.  The Company Parties shall give Parent the opportunity to participate in (but not control) the defense or settlement of any equity holder litigation against the Company Entities, any officers of the Company Entities or the directors of the Company Board relating to any of the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Section 6.6                                      State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover statute (each, a “Takeover Statute”) becomes or is deemed to be applicable to the Company Entities, Parent or Merger Sub, with respect to the Merger, the Support Agreements or any other transaction contemplated by this Agreement (other than any Acquisition Proposal), then each of the Company Parties, Parent, Merger Sub and their respective boards of directors (or other governing bodies) shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such statute inapplicable to such transactions.  The Company Parties and the Company Board shall not take any action to approve any Acquisition Proposal made by a Third Party for purposes of any state anti-takeover Law or to cause any state anti-takeover Law that would otherwise apply to any such Acquisition Proposal to become inapplicable thereto.

Section 6.7                                      Notification.  From and after the date hereof until the Closing Date, each party hereto will promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the Merger and the other transactions contemplated by this Agreement not to be satisfied, and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the Merger and the other transactions contemplated by this Agreement not to be satisfied.  No delivery of any notice pursuant to this Section 6.7 will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.  Without limiting the foregoing, the Company Parties and Parent shall promptly advise each other of any change or event having a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 6.8                                      Resignation of Directors and Officers.  To the extent requested by Parent in writing prior to the Closing Date, the Company Parties shall use their reasonable best efforts to obtain and deliver to Parent at the Closing, to be effective as of the Closing, duly signed resignations of each officer of the Company and its Subsidiaries.

Section 6.9                                      NYSE Compliance.  From the date of this Agreement until the Effective Time, the Company (a) shall remain in compliance with all applicable listing and corporate governance rules and regulations of NYSE, and (b) agrees not to take or permit to be taken on its behalf any action which would result in the Common Units no longer being listed on NYSE.

Section 6.10                                Listing of Parent Shares.  Parent shall use its commercially reasonable efforts to cause the Parent Shares issuable under Article 2 to be approved for listing on the NYSE, subject to official notice of issuance, on the Closing Date.

Section 6.11                                Tax Matters.

(a)                                  Company General Partner shall be responsible for causing the Company’s Form 1065, U.S. Return of Partnership Income, for the Tax year ending on the Closing Date to be filed in accordance with applicable Law, including the issuance of a Schedule K-1, Partner’s Share of Income, Deductions, Credits. Etc., to each holder of Units during such Tax year.

(b)                                 Within 30 days after the Closing Date, Parent shall provide Company General Partner an allocation of the Merger Consideration (including for purposes of this Section 6.11, other capitalized costs and the aggregate amount of such liabilities that are treated as amounts realized for Tax purposes), in accordance with Treasury Regulation Sections 1.1060-1 and 1.751-1, among the assets of the Company and the Company Subsidiaries (the “Purchase Price Allocation Schedule”).  If Parent and Company General Partner have agreed upon the Purchase Price Allocation Schedule as prepared by Parent or have agreed upon a revised Purchase Price Allocation Schedule, then each of Parent Parties and Company Parties agree to file all applicable Tax Returns and otherwise report their affairs for Tax purposes consistent with the Purchase Price Allocation Schedule, except as otherwise required by applicable Laws; provided, however, that if after negotiation and cooperation in good faith, Parent and Company General Partner are unable to agree upon the Purchase Price Allocation Schedule as prepared by Parent, then each of Parent and Company General Partner may prepare its own Purchase Price Allocation Schedule, and there shall be no further obligation of either party under this Section 6.11(b).

(c)                                  Tax Treatment.                 The parties hereto intend that the transactions contemplated by this Agreement, including the Merger, be treated for U.S. federal income tax purposes as (i) a sale by the holders of the Company Equity Interests and (ii) a purchase by Parent of the assets held by (and subject to the liabilities of) Company (and the assets held by (and subject to the liabilities of) each Company Subsidiary that is disregarded as an entity separate from Company for U.S. federal income tax purposes) at the time of the Closing, pursuant to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432.  Except as required by Law, none of the parties hereto shall take any position for U.S. federal income tax purposes (and state and local Tax purposes to the extent applicable) that is inconsistent with such treatment.

Section 6.12                                Accountants’ Letter.  The Company Parties shall use their commercially reasonable efforts to cause to be delivered to Parent a letter from their independent public accountants addressed to Parent, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.  Parent shall use its commercially reasonable efforts to cause to be delivered to the Company a letter from its independent public accountants addressed to the Company, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by registered public accounting firms in connection with registration statements similar to the Form S-4.

Section 6.13                                Directors and Officers Insurance and Indemnification.

(a)                                  Without limiting any rights that any Person may have under any employment agreement or Company Benefit Plan, after the Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless the present and former officers and directors of the Company Entities in such capacities (“Indemnified Parties”) to the fullest extent permitted by Law, in each case against any losses, damages, fines, penalties, expenses (including attorneys’ fees and expenses) or liabilities resulting from any claim, liability, loss, damage, cost or expense (each a “Claim”), asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries and arising out of actions or omissions or alleged actions or omissions in their capacity as a director, officer, employee, fiduciary or agent of any of the Company Entities occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby).  Parent and the Surviving Company shall, jointly and severally, pay expenses in advance of the final disposition of any pending or threatened Proceeding to each Indemnified Party to the fullest extent permitted under applicable Law.  Each Indemnified Party will be entitled to receive such advances from Parent or the Surviving Entity within ten (10) Business Days of receipt by Parent or the Surviving Entity from the Indemnified Party of a request therefor; provided that any Person to whom expense are advanced provides an undertaking, if and only to the extent required by law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.  Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes any unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents.  Parent and the Surviving Company shall, and shall cause their Subsidiaries to, cooperate in the defense of any such matter.  Parent and the Surviving Company agree that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of current and former officers and directors of any of the Company Entities as provided in any Contract listed in Section 6.13 of the Company Disclosure Letter, any Company Benefit Plan, or any Company Entity Charter Document, each as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without regard to any subsequent amendment thereof.

(b)                                 Prior to Closing, the Company shall purchase (after obtaining the written approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned), and after the Effective Time, the Surviving Company shall maintain, or if the Company has not already done so, purchase tail directors’ and officers’ liability insurance coverage, at no expense to the beneficiaries, with a claims period of six (6) years from the Effective Time, with respect to the directors and officers of the Company Entities who are currently covered by existing director’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, in an amount and scope and on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that the annual premium for such insurance shall not exceed 300% of the per annum rate of premium currently paid by the Company Entities for such insurance on the date of this Agreement.  In the event that the annual premium for such insurance exceeds such maximum amount, the Parent shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

(c)                                  This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d)                                 In the event that the Surviving Company or Parent, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.13.

Section 6.14                                Employee Matters.

(a)                                  Parent shall or shall cause the Company to maintain for shoreside employees who continue in the employ of Parent, the Company or any of their Subsidiaries following the Closing Date (“Continuing Employees”), for the one-year period following the Closing Date or such shorter period during which a Continuing Employee remains an employee, the base salary or wages and annual incentive bonus opportunities and other benefit plans and arrangements provided by the Company on the date of this Agreement (“Compensation Arrangements”).

(b)                                 Prior to the Closing, the Company shall enter into, adopt or amend such Company Benefit Plans or other agreements to provide that if the employment of a Continuing Employee is terminated during the one (1) year period following the Effective Time, then Parent shall or shall cause the Company to provide such employee with severance equal to the greater of (i) the severance amount (and according to the terms) set forth in Section 6.14(b) of the Company Disclosure Letter, or (ii) the severance applicable to the employee under any Contract as in effect on the date hereof.

(c)                                  From and after the Closing, Parent shall recognize each Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, in each case, to the same extent recognized by the Company or any of its Subsidiaries on the date of this Agreement for purposes of eligibility to participate and vesting but not benefit accrual under any employee benefit plans or arrangements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, severance or separation pay plans) provided, sponsored, maintained or contributed to by Parent or any of its Subsidiaries for such Continuing Employees, except to the extent such credit would result in the duplication of benefits or compensation for the same period of service.

(d)                                 Parent shall (i) use commercially reasonable efforts to waive, in the plan year in which the Closing Date occurs, for each Continuing Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans or pre-existing condition limitations of health benefit plans of Parent or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare benefit plans of the Company and its Subsidiaries on the date of this Agreement and (ii) use commercially reasonable efforts to, in the plan year in which the Closing Date occurs, give full credit under the health benefit plans of Parent and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year in which the Closing occurs, and for any lifetime maximums, as if there had been a single continuous employer.

(e)                                  This Section 6.14 shall not limit the obligation of Parent to maintain any compensation arrangement or benefit plan pursuant to an existing Contract set forth on the Company Disclosure Schedule.  No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Parent or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee or any other employee at any time and for any or no reason; provided that any such termination is effected in accordance with applicable Law.

(f)                                    This Agreement is not intended by the parties to (i) constitute an amendment to any Company Benefit Plan or (ii) obligate Parent, the Company or its Subsidiaries, or any of their respective affiliates (including the Company) to maintain any particular compensation or benefit plan, program, policy or arrangement.  Nothing contained in this Section 6.14 or any other provision of this Agreement shall be construed to create any third-party beneficiary right in any employee or other Person.

Section 6.15                                Section 16 Matters.  Prior to the Closing date, Parent, the Company and the Management General Partner and their respective boards of directors, shall use their reasonable best efforts to take all actions to cause any dispositions of Common Units (including derivative securities with respect to Common Units), Preferred Units, General Partner Units and the Incentive Distribution Rights, or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE 7

CONDITIONS PRECEDENT

Section 7.1                                      Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

(a)                                  Company Unitholder Approvals.  The Company Unitholder Approvals shall have been obtained.

(b)                                 No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger substantially on the terms contemplated in this Agreement shall be in effect; nor shall there be any Law enacted, entered, or enforced which prevents or prohibits the consummation of any of the transactions contemplated by this Agreement, including the Merger; provided, however, that prior to invoking this condition, the relevant party invoking this condition has complied with its obligations under Section 6.3.

(c)                                  Governmental Approvals.  Any applicable waiting period (and any extension thereof) under the HSR Act or other Antitrust Law shall have expired or been terminated and any approvals and consents required to be obtained under any other Antitrust Law or otherwise required of Parent, the Company, the Company General Partner or any of their Affiliates from any Governmental Entity to consummate the Merger, other than any such approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained.

(d)                                 Form S-4.  The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall be pending or threatened before the SEC.

(e)                                  Stock Listing.  The Parent Shares deliverable to the holders of Company Equity Interests as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2                                      Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived by them, in whole or in part, to the extent permitted by applicable Law:

(a)                                  Representations and Warranties of the Company Parties.  (i) The representations and warranties set forth in Section 3.3, Section 3.9(a), Section 3.19 and Section 3.21 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) the representations and warranties set forth in Section 3.1(a), and Section 3.4(a) shall be made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect and shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case as of such specific date), and (iii) all of the other representations and warranties set forth in Article 3, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case as of such specific date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct as so made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of each of the Company and the Company General Partner to such effect.

(b)                                 Performance of Obligations of the Company Entities.  The Company Entities shall have performed in all material respects their obligations, and complied in all material respects with the agreements and covenants, required to be performed, or complied with, by them under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company and the Company General Partner to such effect.

(c)                                  Tax Matters.  Parent shall be satisfied in its reasonable discretion that (i) Company will be classified as a partnership for U.S. federal income tax purposes immediately prior to the Closing and (ii) except with respect to any Company Subsidiary that is a corporation under the jurisdiction of its formation or organization, each Company Subsidiary will, immediately prior to the Closing, be classified for U.S. federal income tax purposes as either a partnership or an entity that is disregarded as an entity separate from its sole owner.

(d)                                 Consents.  The consents of the other parties to the Contracts listed in Section 7.2(d) of the Company Disclosure Letter and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

(e)                                  FIRPTA.  Company General Partner shall have delivered to Parent prior to the Closing a duly executed and acknowledged certificate (or other required documentation), in compliance with the Code and Treasury regulations, certifying such facts as to establish that the transactions contemplated by this Agreement are exempt from withholding pursuant to Section 1445 of the Code.

Section 7.3                                      Conditions to the Obligations of the Company Parties.  The obligations of the Company Parties to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)                                  Representations and Warranties.  The representations and warranties set forth in Article 4, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case as of such specific date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects their respective obligations, and complied in all material respects with the agreements and covenants, required to be performed, or complied with, by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

Section 7.4                                      Frustration of Closing Conditions.  None of the Company Entities, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply in any material respect with its respective obligations under this Agreement to be performed at or prior to the Closing Date.

ARTICLE 8

TERMINATION

Section 8.1                                      Termination.  This Agreement may be terminated and the Merger may be abandoned:

(a)                                  by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)                                 by either Parent or the Company, at any time prior to the Effective Time, if any Governmental Entity shall have issued a final and non-appealable Order, decree or ruling or takes any other action having the effect of (i) permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger, or (ii) making the consummation of the Merger illegal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such Order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)                                  by either Parent or the Company if the Effective Time has not occurred on or prior to 11:59 p.m., Houston, Texas time on September 30, 2011 (the “Outside Date”), provided, however, that: (i) if the condition set forth in Section 7.1(c) has not been satisfied by such date, then the Outside Date shall be November 29, 2011 and (ii) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the party has breached any provision of this Agreement and such breach has been the cause of, or has resulted in, the Effective Time not occurring by such time on the Outside Date;

(d)                                 by the Company at any time prior to the Effective Time if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) are not capable of being satisfied on or before the Outside Date;

(e)                                  by Parent at any time prior to the Effective Time if a Company Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) are not capable of being satisfied on or before the Outside Date;

(f)                                    by Parent, following a vote at a duly held meeting (or any adjournment thereof) to obtain the Company Unitholder Approvals, if the Company Unitholder Approvals are not obtained;

(g)                                 by Parent at any time prior to the Effective Time, if a Company Triggering Event shall have occurred;

(h)                                 by Parent at any time prior to the Effective Time, if a Company Material Adverse Effect shall have occurred;

(i)                                     by Parent if there shall have been any permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition, that (A) would require or permit the Company, any Company Party or any Company Representative to act or fail to act in a manner that would, in the absence of such order, injunction, other Order, legal restraint or prohibition, constitute a material violation of Section 5.2(a)(i) or (B) would reduce or otherwise limit the rights of Parent in any material respect under Section 5.2 or Section 8.3;

(j)                                     by the Company prior to obtaining the Company Unitholder Approvals, in order to enter into an agreement relating to a Superior Proposal in accordance with Section 5.2; provided, however, that the Company has (i) not breached the provisions of Section 5.2 and (ii) complied in all material respects with Section 8.3 with respect to such Superior Proposal; or

(k)                                  the Company at any time prior to the Effective Time, if a Parent Material Adverse Effect shall have occurred.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other parties.

Section 8.2                                      Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no effect and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, equity holders, Affiliates or Representatives; provided, however, that (a) the provisions of Section 6.2(c); this Section 8.2; Section 8.3 and Article 9 shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from any liability for damages resulting from any fraud or willful and material breach of this Agreement.

Section 8.3                                      Expenses and Termination Fees.

(a)                                  Subject to subsections (b), (c), (d), and (f) of this Section 8.3, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees, costs and expenses of its advisers, brokers, finders, agents, accountants, bankers and legal counsel) shall be paid by the party incurring such fee, cost and expense.

(b)                                 Each Party shall bear its own costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement/Prospectus, and (ii) the retention of any information agent or other service provider in connection with the Merger.  Parent and the Company shall each pay one-half of the filing fee under the HSR Act.

(c)                                  In the event that this Agreement is terminated by Parent pursuant to, Section 8.1(e), Section 8.1(f), Section 8.1(g), or Section 8.1(i), or by the Company pursuant to Section 8.1(j), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(d)), the Company shall, within two (2) Business Days of such termination, make a non-refundable cash payment to Parent in an amount equal to  the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement, the Support Agreements  or any of the other transactions contemplated by this Agreement and the Support Agreements) (collectively, the “Parent Expenses”) (it being understood, however, that Parent’s other remedies, if any, shall not be affected by any payments under this Section 8.3(c)) not to exceed $3.0 million in the aggregate.

(d)                                 In addition to any rights that Parent may have pursuant to Section 8.3(c), in the event that this Agreement is terminated by Parent pursuant to Section 8.1(c), Section 8.1(e) or Section 8.1(f) and (i) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and not withdrawn prior to termination, and (ii) within twelve (12) months after the date of any such termination, any Acquisition Proposal is consummated or a definitive agreement contemplating an Acquisition Proposal is executed that is subsequently consummated, then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(c)) the Company shall pay by wire transfer of same-day funds to Parent a termination fee of $12.0 million (the “Termination Fee”) at the applicable time set forth in the next sentence as well as reimburse the Parent the Parent Expenses not to exceed $3.0 million in the aggregate to the extent not previously paid under Section 8.3(c).  Any Termination Fee payable to Parent pursuant to the preceding sentence shall be made by the Company at the time such Acquisition Proposal is consummated.  In the event that Parent shall terminate this Agreement pursuant to Section 8.1(g) or the Company shall terminate this Agreement pursuant to Section 8.1(j), then the Company shall pay the Termination Fee to Parent within two (2) Business Days of such termination.

(e)                                  Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  Accordingly, if there shall have been any permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition, that would reduce or otherwise limit the rights of Parent in any material respect under this Section 8.3, Parent shall have the right to terminate this Agreement pursuant to Section 8.1(i) hereof.

(f)                                    If the Company fails to promptly pay when due any amount payable pursuant to this Section 8.3, then: (i) the Company shall reimburse Parent for all fees, costs and expenses (including legal fees, costs and expenses) incurred in connection with any action taken to collect payment and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the party in full) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1                                      Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Acquisition Proposal” has the meaning set forth in Section 5.2(d).

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Antiboycott Laws” means all applicable Laws of the United States relating to the boycott of certain countries including those promulgated by the U.S. Department of Commerce or the U.S. Department of Treasury, and such laws of other applicable jurisdictions to the extent not inconsistent with the Laws of the United States.

“Anticorruption Laws” means all applicable Laws of the United States and all other applicable jurisdictions that relate to bribery, corruption, or improper or illegal payments, gifts, or gratuities, including the FCPA and Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1977, which entered into force on February 15, 1999, and the Convention’s Commentaries.

“Antitrust Counsel Only Material” has the meaning set forth in Section 6.3(b).

“Antitrust Law” has the meaning set forth in Section 6.3(b).

“Assets” has the meaning set forth in Section 3.10(a).

“beneficial ownership,” “beneficially own,” or any similar derivation thereof has the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Benefit Plan” means, with respect to any entity, (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any “multiemployer plan” as defined in Section 3(37) of ERISA, (c) any plan that would be an employee benefit plan if it were subject to ERISA or the Code, such as foreign plans and plans for directors, (d) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), (e) any bonus, deferred compensation, excess benefit, or incentive compensation plan, (f) any severance or employment agreement, plan, program, policy or arrangement, (g) any supplemental unemployment, sick leave, long-term disability, post-retirement medical or life insurance, and (h) any other plan, program, policy, employment practice, pay practice or arrangement providing benefits to employees.

“Book-Entry Common Units” means a Common Unit represented in book-entry form.

“Book-Entry Interest” means a Company Equity Interest represented in book-entry form.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of Texas or New York are required or authorized by Law or other Governmental Entity to be closed.

“Cash Election” has the meaning set forth in Section 2.1(a)(i).

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Certificate” means a certificated form evidencing a Company Equity Interest.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change in Recommendation” has the meaning set forth in Section 5.2(c).

“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“COBRA Coverage” has the meaning set forth in Section 3.14(k).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit Consideration” has the meaning set forth in Section 2.1(a).

“Common Unitholder” means a holder of Common Units.

“Common Unitholder Approval” has the meaning set forth in Section 3.4(a).

“Common Units” has the meaning set forth in the Company Partnership Agreement and shall, for all purposes other than with regard to any vote, consent or approval of the holders of Common Units, include Phantom Units.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 3.8.

“Company Benefit Plans” has the meaning set forth in Section 3.14(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Consents” has the meaning set forth in Section 3.5(a).

“Company Debt Agreements” means (i) the Loan Agreement, dated as of June 28, 2005, between K-Sea Operating Partnership L.P. and Citizens Asset Finance, d/b/a Citizens Leasing Corporation, (ii) the Master Loan and Security Agreement dated as of April 3, 2006 by and among K-Sea Operating Partnership L.P., as Borrower, Key Equipment Finance Inc., as Lender, and K-Sea Transportation Partners L.P., K-Sea Transportation Inc. and Sea Coast Transportation LLC, as Guarantors, (iii) the Loan Agreement dated as of May 12, 2006 among K-Sea Operating Partnership L.P., as Borrower, Citizens Leasing Corporation, as Lender, and Citizens Leasing Corporation, as agent and collateral trustee for the other lenders that may become parties to the loan agreement, as amended August 14, 2007, June 30, 2008 and December 30, 2009, (iv) the Master Loan and Security Agreement between Key Equipment Finance Inc., as Lender and K-Sea Operating Partnership L.P., as Borrower and K-Sea Transportation Partners L.P., K-Sea Transportation Inc., K-Sea Transportation LLC, Smith Maritime LLC, and K-Sea Hawaii, Inc., as Guarantor, dated June 10, 2008, and (v) the Amended and Restated Loan and Security Agreement, dated as of August 14, 2007, by and among K-Sea Operating Partnership L.P., as Borrower, LaSalle Bank National Association and Citibank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and HSBC Bank USA National Association, as co-documentation agents, and KeyBank National Association, as administrative agent and collateral trustee, and the lenders party thereto.

“Company Disclosure Letter” has the meaning set forth in the first paragraph of Article 3.

“Company Entities” means collectively the Company, Company General Partner, Management General Partner, and the Company Subsidiaries.

“Company Entity Charter Documents” has the meaning set forth in Section 3.2.

“Company Equity Interest” means any equity interest in the Company, including Common Units, Incentive Distribution Rights, Preferred Units, and General Partner Units.

“Company Financial Advisor” has the meaning set forth in Section 3.26.

“Company General Partner” has the meaning set forth in the Preamble.

“Company General Partner GP Interests” has the meaning set forth in Section 3.3(a).

“Company General Partner Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Company General Partner, dated as of January 14, 2004.

“Company Individuals” has the meaning set forth in Section 5.2(a).

“Company LTIP” means the K-Sea Transportation Partners L.P. Long Term Incentive Plan.

“Company Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and the Company Subsidiaries taken as a whole; provided, however, that no change, event, violation, development, circumstance, effect or other matter that results from the following, shall constitute a Company Material Adverse Effect:

(i) changes in conditions in the United States or global economy that do not have a materially disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industry in which the Company and its Subsidiaries operate;

(ii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, which did not have a disproportionate impact on the Company;

(iii) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes;

(iv) the announcement or pendency of this Agreement and the transactions contemplated by this Agreement;

(v) the existence or occurrence of war, acts of war, terrorism or similar hostilities; and

(vi) a decrease in the market price of the Common Units; provided, however, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease on market price has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that the parties hereto agree that the following matters shall be deemed to constitute a Company Material Adverse Effect: (1) repeal of the Jones Act, and (2) any suspension or debarment rendering the Company or any Company Subsidiary ineligible to enter into contracts with the federal government or as a subcontractor to the federal government.

“Company Parties” has the meaning set forth in the Preamble.

“Company Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Company, dated as of September 10, 2010.

“Company Representatives” has the meaning set forth in Section 5.2(a).

“Company Regulatory Agreement” has the meaning set forth in Section 3.6(b).

“Company SEC Documents” has the meaning set forth in Section 3.6(c).

“Company Subsidiary” means any Subsidiary of the Company and “Company Subsidiaries” means all of the Subsidiaries of the Company.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Change in Recommendation, (b) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation, or (c) any of the Company Parties or any Company Representative shall have materially breached any of the provisions set forth in Section 5.2.

“Company Unitholder Approvals” has the meaning set forth in Section 3.4(a).

“Company Vessel” means a vessel owned, leased or operated by a Company Entity, including tugs, barges and tankers.

“Compensation Arrangements” has the meaning set forth in Section 6.14(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(c).

“Conflicts Committee” has the meaning set forth in the Company Partnership Agreement.

“Continuing Employees” has the meaning set forth in Section 6.14(a).

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement, arrangement, commitment, understanding, bylaw, contract or other instrument or obligation.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or the power to elect more than 50% of the directors, managers, general partners, or Persons exercising similar authority with respect to such Person.  The terms “controlling,” “controlled by,” or “under common control with” have meanings corresponding to this definition.

“Court” means any court or arbitration tribunal of the United States or any domestic state or any political subdivision thereof.

“Covenanting Unitholders” has the meaning set forth in the Recitals.

“Covered Employees” has the meaning set forth in Section 5.1(b)(ix).

“Customers” has the meaning set forth in Section 3.23.

“DDTC” has the meaning set forth in the definition of “Export and Sanctions Laws.”

“Denied Party Lists” means a Person (i) subject to any restrictions under the Export and Sanctions Laws including those sanctions targeting government entities or individuals that support terrorism, or (ii) included on any denied, prohibited, or restricted party list maintained by the United States or any other applicable jurisdiction, including the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, or Unverified List, the OFAC Specially Designated Nationals and Blocked Persons List; or the DDTC Debarred Parties List.

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” has the meaning set forth in Section 1.2.

“Election Deadline” has the meaning set forth in Section 2.2(b).

“Election Form” has the meaning set forth in Section 2.2(a).

“Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Entity relating to (i) the control of any potential pollutant or protection of human health or the environment (including air, water or land), (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes (A) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Entity, and (B) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity.  The term “Environmental Law” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and any state, county, or local laws and regulations similar thereto.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Entity under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, within the six-year period ending on the Closing Date, is or was treated as a single employer together with any of the Company Entities, their Affiliates or any Subsidiary under Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(c).

“Export and Sanctions Laws” means all Laws of the United States and all other applicable jurisdictions relating to any economic sanction or export restriction including: (i) the sanctions regulations administered by U.S. Department of Treasury’s Office of Foreign Assets Control, (ii) export and trade controls and related sanctions administered by the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Form S-4” has the meaning set forth in Section 3.28.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States consistently applied by a specified Person.

“General Partner Approval” has the meaning set forth in Section 3.4(a).

“General Partner Interest” has the meaning set forth in the Company Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Company Partnership Agreement.

“Governmental Antitrust Authority” has the meaning set forth in Section 6.3(c).

“Governmental Entity” means any domestic, foreign or supranational government or subdivision thereof, administrative, governmental, prosecutorial or regulatory authority, agency, commission, Court, administrative contractor, tribunal or self-regulatory organization.

“GP Consideration” has the meaning set forth in Section 2.1(c).

“GP IDR Consideration” has the meaning set forth in Section 2.1(c).

“GP Unit Consideration” has the meaning set forth in Section 2.1(c).

“Growth CapEx” means those items outlined on Section 5.1 of the Company Disclosure Letter.

“Hazardous Materials” means any (i) toxic or hazardous materials or substances, (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials, (iii) radioactive materials, (iv) petroleum or petroleum products (including crude oil), and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“Holding Sub” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Distribution Right” has the meaning set forth in the Company Partnership Agreement.

“IDR Holdings” means K-Sea IDR Holdings LLC, a Delaware limited liability company.

“Indemnified Parties” has the meaning set forth in Section 6.13.

“Intellectual Property” means all U.S. and foreign intellectual and industrial property rights, including (i) patents, inventions and utility models, (ii) copyrights and copyrightable works in any media (including software, website content, databases and documentation), (iii) trademarks, service marks, trade names, trade dress, logos, slogans, domain names and other source indicators, and the goodwill of the business associated therewith, (iv) trade secrets, know-how and confidential or proprietary information, and (iv) applications and registrations for any of the foregoing, and rights to obtain renewals, extensions, continuations, continuations-in-part, divisions or similar proceedings.

“Intervening Event” has the meaning set forth in Section 5.2(g).

“IRS” has the meaning set forth in Section 3.14(a).

“Jones Act” has the meaning set forth in Section 3.21.

“Knowledge” means, with respect to the Company, the actual knowledge (after due inquiry and investigation) of any of the Company Parties’ Chairman, president, chief executive officer, chief operating officer, chief financial officer, chief administrative officer, chief accounting officer, controller, any vice president, general counsel, director of tax, director of human resources or any other officer of the Company Parties subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

“Law” or “Laws” means any statute, law (including common law), code (including the Code) ordinance, Regulation, Maritime Guideline, rule, guidance, Order, writ, injunction or decree of any state, commonwealth, federal, foreign, territorial or other court or Governmental Entity, subdivision, agency, department, commission, board, bureau or instrumentality of a Governmental Entity, including all decisions of Courts having the effect of Law in each such jurisdiction.

“Lease” has the meaning set forth in Section 3.10(c).

“Leased Real Property” has the meaning set forth in Section 3.10(c).

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, covenant, condition, restriction, option, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Limited Partner” has the meaning set forth in the Company Partnership Agreement.

“LLC Act” means the Delaware Limited Liability Company Act.

“LP Sub” has the meaning set forth in the Preamble.

“Mailing Date” has the meaning set forth in Section 2.2(a).

“Management General Partner” has the meaning set forth in the Preamble.

“Maritime Guideline” means any U.S. or non-U.S. rule, code of practice, convention, protocol, guideline, or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject, imposed or published by any Governmental Entity, the International Maritime Organization, such Vessel’s classification society or the insurers of such Vessel.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” means, collectively, the Common Unit Consideration, the Preferred Unit Consideration, the GP Unit Consideration, and the GP IDR Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Mixed Election” has the meaning set forth in Section 2.1(a)(ii).

“Non-Electing Common Units” has the meaning set forth in Section 2.2(b).

“Notice” has the meaning set forth in Section 5.2(f)(i).

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, stipulation, arbitration, decision, award, injunction or decree of any Court or Governmental Entity, federal, foreign, state or local.

“Other Approvals” has the meaning set forth in Section 3.5(a).

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owned Real Property” has the meaning set forth in Section 3.10(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in Section 4.3.

“Parent Disclosure Letter” has the meaning set forth in the first paragraph of Article 4.

“Parent Expenses” has the meaning set forth in Section 8.3(c).

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole; provided, however, that no change, event, violation, development, circumstance, effect or other matter that results from the following, shall constitute a Parent Material Adverse Effect:

(i) changes in conditions in the United States or global economy that do not have a materially disproportionate impact on Parent or any of its Subsidiaries relative to other companies in the industry in which Parent and its Subsidiaries operate;

(ii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, which did not have a disproportionate impact on Parent;

(iii) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes;

(iv) the announcement or pendency of this Agreement and the transactions contemplated by this Agreement;

(v) the existence or occurrence of war, acts of war, terrorism or similar hostilities; and

(vi) a decrease in the market price of Parent Common Stock; provided, however, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease on market price has resulted in, or contributed to, a Parent Material Adverse Effect;

provided, further, that the parties hereto agree that the following matters shall be deemed to constitute a Parent Material Adverse Effect: (1) repeal of the Jones Act, and (2) any suspension or debarment rendering Parent or any Parent Subsidiary ineligible to enter into contracts with the federal government or as a subcontractor to the federal government.

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Party Charter Documents” has the meaning set forth in Section 4.2.

“Parent Preferred Stock” has the meaning set forth in Section 4.3.

“Parent Representatives” has the meaning set forth in Section 6.2(a).

“Parent SEC Documents” has the meaning set forth in Section 4.6(a).

“Parent Share” means a share of Parent Common Stock.

“Parent Share Value” means $55.54.

“Parent Subsidiary” means a Subsidiary of Parent and “Parent Subsidiaries” means all of the Subsidiaries of Parent.

“Parent Vessel” means a vessel owned, leased or operated by a Parent or any Parent Subsidiary, including tugs, barges and tankers.

“Party” means a Parent Party or a Company Party.

“Permit” means any and all material permits, licenses, authorizations, certificates, franchises, registrations or other approvals granted by any Governmental Entity or pursuant to a Maritime Guideline.

“Permitted Encumbrances” means the following: (a) Liens for Taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided, however, that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto; (b) mechanics’ and materialmen’s Liens not filed of record and similar charges incurred in the ordinary course of business not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided, however, that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto; (c) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided, however, that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use or value of such property or assets for the purposes for which they are currently operated; (d) any Lien or privilege vested in any lessor or licensor for rent or other obligations pursuant to the terms and provisions of the Leases of a specified Person or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent;

(e) encumbrances which secure deposits of public funds as required by Law, (f) Liens existing under any Company Debt Agreement; and (g) Liens which would not have a Company Material Adverse Effect.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but does not include a Governmental Entity or Court.

“Phantom Units” means phantom units of the Company granted pursuant to the Company LTIP.

“Preferred Unit Consideration” has the meaning set forth in Section 2.1(b).

“Preferred Unitholder” means a Series A Unitholder as defined in the Company Partnership Agreement.

“Preferred Unitholder Approval” has the meaning set forth in Section 3.4(a).

“Preferred Units” means “Series A Preferred Units” as defined in the Company Partnership Agreement.

“Present Insurance Policies” has the meaning set forth in Section 3.22.

“Proceeding” means any demand, suit, claim, litigation, arbitration, action, proceeding (including any civil, criminal, governmental, enforcement, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Proxy Statement/Prospectus” has the meaning set forth in Section 3.5(a).

“Public Official” means any (i) non-U.S. political party or official thereof, (ii) candidate for non-U.S. political office, (iii) officer, employee or representative, regardless of rank or title, of a non-U.S. Governmental Entity, non-U.S. political party, non-U.S. government-owned or -controlled company or enterprise, or public international organization, or (iv) a immediate family member (parent, child, spouse, or sibling or parent’s, child’s, or sibling’s spouse) of any of the above.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 6.11(b).

“Real Property” has the meaning set forth in Section 3.10(c).

“Regulation” means any rule or regulation of any Governmental Entity having the effect of Law.

“Regulatory Laws” means all Anticorruption Laws, Antiboycott Laws, Export and Sanctions Laws, anti-money laundering laws, antiterrorism laws, and all other similar Laws of applicable jurisdictions.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives” means a party’s officers, directors, members, managers, partners, employees, agents, accountants, consultants, legal counsel, financial advisors, investment bankers and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Significant Company Subsidiary” has the meaning set forth in Section 5.2(g).

“SOX” means the Sarbanes-Oxley Act of 2002, and the Regulations promulgated thereunder.

“Special Approval” has the meaning set forth in the Company Partnership Agreement.

“Subsidiary” means, with respect to a specified Person, any other Person (a) that is a subsidiary of such specified Person as defined in Rule 405 of the Rules and Regulations under the Securities Act, (b) of which such specified Person or any of its Subsidiaries (i) owns beneficially more than 50% of the equity interests, or (ii) serves as general partner or manager.

“Superior Proposal” has the meaning set forth in Section 5.2(g).

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Partnership Agreement” has the meaning set forth in Section 1.5.

“Takeover Statute” has the meaning set forth in Section 6.6.

“Target Debt Cap” means an amount of indebtedness equal to $263,515,000 plus (i) actual expenditures for Growth CapEx since January 1, 2011 through the Closing Date, and (ii) any borrowings made to collateralize letters of credit to secure release calls for West of England P&I insurance.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Fee” has the meaning set forth in Section 8.3(d).

“Third Party” has the meaning set forth in Section 5.2(g).

“U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

“Unit” has the meaning set forth in the Company Partnership Agreement.

“Unitholder” has the meaning set forth in the Company Partnership Agreement.

“Unitholder Meeting” has the meaning set forth in Section 6.1(c).

“Voting Debt” means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote (or that are convertible into, or exchangeable for, securities having the right to vote on such matters).

“WARN Act” has the meaning set forth in Section 3.17(d).

Section 9.2                                      Non-Survival.  None of the representations, warranties, covenants and other agreements in this Agreement shall survive the Effective Time, except for those covenants, and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

Section 9.3                                      Specific Performance.  The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is hereby agreed that, prior to the termination of this Agreement pursuant to Section 8.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement.  In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party.  The parties further agree that (a) by seeking the remedies provided for in this Section 9.3, no party hereto shall in any respect waive their right to seek any other form of relief that may be available to them under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.3 are not available or otherwise are not granted, and (b) nothing contained in this Section 9.3 shall require a party to institute any proceeding for (or limit such party’s right to institute any proceeding for) specific performance under this Section 9.3 before exercising any termination right under Article 8 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.3 or anything contained in this Section 9.3 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.4                                      Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when delivered personally (including by courier or overnight courier with confirmation), telecopied (with confirmation), or delivered by an overnight courier (with confirmation) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

(a)                                  If to Parent or Merger Sub, to:

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, TX 77007
Attention: Amy D. Husted, Esq.
Telecopier No.: (713) 435-1408

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention:  Thomas G. Adler, Esq. and Bryn A. Sappington, Esq.
Telecopier No.: (214) 855-8200

(b)                                 If to the Company or the General Partner, to:

K-Sea Transportation Partners L.P.
One Tower Center Boulevard, 17th Floor
East Brunswick, NJ 08816
Attention:  Timothy J. Casey
Telecopier No.: (732) 339-6140

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
717 Texas Avenue, Suite 1600
Houston, TX 77002
Attention:  Sean T. Wheeler, Esq. and Michael E. Dillard, Esq.
Telecopier No.: (713) 546-7401

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner.

Section 9.5                                      Amendments and Waivers.  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following receipt of the Company Unitholder Approval, there shall be no amendment or change to the provisions hereof which by Law or the listing requirements of the NYSE would require further approval by the Unitholders without such approval.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.6                                      Severability.  Any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a Court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the Court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. Nothing contained in this Section 9.6 shall be deemed to limit or restrict Parent’s right to terminate this Agreement pursuant to Section 8.1(i) hereof if there shall have been any permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition, that (A) would require or permit the Company, any Company Party or any Company Representative to act or fail to act in a manner that would, in the absence of such order, injunction, other Order, legal restraint or prohibition, constitute a material violation of Section 5.2(a)(i) or (B) would reduce or otherwise materially limit the rights of Parent in any material respect under Section 5.2 or Section 8.3.

Section 9.7                                      Entire Agreement.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter, the Support Agreements, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ONE OR MORE OF THE FOREGOING.

Section 9.8                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time, provided further, that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder.  Any assignment in violation of the foregoing shall be null and void.  Subject to the preceding two (2) sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9                                      No Third Party Beneficiaries.  This Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder, except for Indemnified Parties as set forth in Section 6.13.

Section 9.10                                Governing Law; Exclusive Jurisdiction.  THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW).  THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED

UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE.  EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by delivery in any method contemplated by Section 9.4 hereof or in any other manner AUTHORIZED by Law, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

Section 9.11                                Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.12                                Interpretation; Rules of Construction.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.  As used in this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” shall not be exclusive, (c) the words “hereof,” “herein,” “hereunder,” “hereto” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, (d) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (e) all references to dollars or $ shall be references to United States dollars, and (f) all accounting terms shall have their respective meanings under GAAP.  All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes (provided, however, that, in the case of Contracts that are the subject of representations and warranties set forth herein, copies of all amendments, modifications, waivers, consents or supplements have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made).  The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.13                                Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.14                                Disclosure Generally. A matter set forth in one item of either the Company Disclosure Letter or the Parent Disclosure Letter need not be set forth in any other item in the Company Disclosure Letter or the Parent Disclosure Letter so long as its relevance to the other sections or subsections therein or in this Agreement is reasonably apparent on the face of the matter disclosed. The fact that any item of information is disclosed in either the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to (a) mean that such information is required to be disclosed by this Agreement; (b) represent a determination that (i) such item is material or establishes a standard of materiality, (ii) such item did not arise in the ordinary course of business or (iii) the Merger requires the consent of third parties; or (c) constitute, or be deemed to be, an admission to any Person concerning such item. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Parent Material Adverse Effect” or “Company Material Adverse Effect” or other similar terms in this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

K-SEA TRANSPORTATION PARTNERS L.P.

By:	K-Sea General Partner L.P., its general partner

	By:	K-Sea General Partner GP LLC, its general partner

		By:	/s/ Timothy J. Casey
Timothy J. Casey, President and Chief Executive Officer

K-SEA GENERAL PARTNER L.P.

By:	K-Sea General Partner GP LLC, its general partner

	By:	/s/ Timothy J. Casey
Timothy J. Casey, President and Chief Executive Officer

K-SEA GENERAL PARTNER GP LLC

By:	/s/ Timothy J. Casey
Timothy J. Casey, President and Chief Executive Officer

K-SEA IDR HOLDINGS LLC

By:	/s/ Timothy J. Casey
Timothy J. Casey, President

[Signature page follows.]

[Signature Page 1 of 2 to Merger Agreement]

KIRBY CORPORATION

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, Chairman of the Board, President and Chief Executive Officer

KSP MERGER SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP HOLDINGS SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP LP SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

[Signature Page 2 of 2 to Merger Agreement]